PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

KRAFT FOODS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing party:

4.	Date filed:

PRELIMINARY PROXY STATEMENT DATED NOVEMBER 25, 2009—SUBJECT TO COMPLETION

KRAFT FOODS INC.

IRENE B. ROSENFELD CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER	THREE LAKES DRIVE NORTHFIELD, ILLINOIS 60093

                    , 2009

Dear Fellow Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Kraft Foods Inc. We will hold the Special Meeting at          a.m. CST on             ,                     , 2010, at              in             .              will open at          a.m. CST.

At the Special Meeting, you will be asked to vote on a proposal to approve Kraft Foods issuing up to              shares of our Class A common stock in connection with our proposed acquisition of Cadbury plc. We may use these shares to acquire all of the outstanding Cadbury share capital from Cadbury shareholders, to finance the Cadbury acquisition or for any other purposes related to the proposed acquisition. You will also be asked to vote on a proposal to approve any adjournment of the Special Meeting, including, if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes for that proposal.

On November 9, 2009, we announced a firm intention to make an offer to acquire all of the outstanding Cadbury ordinary shares, including those represented by American Depositary Shares (ADSs). In this transaction, we will issue up to              shares of our common stock and pay up to              in cash in the aggregate in exchange for the Cadbury ordinary shares, including those represented by Cadbury ADSs.

In approving the new shares issuance, you are approving use of the shares in connection with the proposed Cadbury acquisition, regardless of the form of or procedures for the acquisition, and any related financing transaction.

The Board has unanimously determined that issuing shares of our common stock in connection with the proposed acquisition of Cadbury, including any related financing transaction, is in the best interest of Kraft Foods and its shareholders. The Board unanimously recommends that you vote for the share issuance proposal and the adjournment proposal.

Only shareholders of record at the close of business on                          , 2009 are entitled to vote at the Special Meeting or any adjournments or postponements of the Special Meeting.

You may vote your shares via the Internet or by calling a toll-free number. If you received a paper copy of the proxy card or voting instruction form by mail, you may sign, date, and mail your properly executed proxy card or voting instruction form. Or you may vote in person at the Special Meeting. We include instructions about each option in the attached Proxy Statement and on the enclosed proxy card or voting instruction form. Your vote is important to us. Whether or not you plan to attend the Special Meeting, I encourage you to vote promptly.

Please register in advance if you would like to attend the Special Meeting. The pre-registration directions are provided in the attached Proxy Statement.

On behalf of the Board, thank you for your continued interest and support.

Sincerely,

Irene B. Rosenfeld

Chairman of the Board and

Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

Kraft Foods Inc.’s Special Meeting Proxy Statement and Form of Proxy are available at www.transactioninfo.com/kraftfoods.

KRAFT FOODS INC.

Three Lakes Drive

Northfield, Illinois 60093

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF KRAFT FOODS INC.

TIME AND DATE:	a.m. CST on , , 2010.

PLACE:

ITEMS OF BUSINESS:

(1)    To vote on a proposal to approve issuing up to              shares of Kraft Foods Inc. Class A common stock in connection with our proposed acquisition of Cadbury plc, including any issuance of shares of Kraft Foods Inc. Class A common stock to finance the proposed acquisition.

(2)    To vote on a proposal to approve any adjournment of the Special Meeting, including, if necessary, to solicit additional proxies in favor of Item 1 if there are not sufficient votes for such proposal.

(3)    To transact other business properly presented at the Special Meeting.

BOARD RECOMMENDATION:	The Board has unanimously determined that issuing shares of our common stock in connection with the proposed acquisition of Cadbury, including any related financing transaction, is in the best interest of Kraft Foods and its shareholders. The Board recommends that shareholders vote for Items 1 and 2.

WHO MAY VOTE:	Shareholders of record at the close of business on , 2009.

DATE OF DISTRIBUTION:	We began mailing the Proxy Statement on or about , 2009.

MATERIALS AVAILABLE ON OUR WEB SITE:	This Notice of Special Meeting and the Proxy Statement are available at www.transactioninfo.com/kraftfoods. Information included on our web site, other than these materials, is not part of the proxy soliciting materials.

Carol J. Ward

Vice President and Corporate Secretary

                    , 2009

i

(Continued)

ii

KRAFT FOODS INC.

Three Lakes Drive

Northfield, Illinois 60093

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2010

QUESTIONS AND ANSWERS ABOUT

THE SPECIAL MEETING AND VOTING

The following are some of the questions, and answers to those questions, that you, as a shareholder of Kraft Foods Inc. (“Kraft Foods”), may have regarding Kraft Foods’ proposed acquisition of Cadbury plc (“Cadbury”) and the matters being considered at the special meeting of shareholders to which this Proxy Statement relates. The information in this section does not provide all of the information that may be important to you with respect to the matters being considered at the meeting. Therefore, you should read this Proxy Statement carefully, as well as the full contents of the other documents to which this Proxy Statement refers or incorporates by reference because these documents contain information that may be important to you in determining how you will vote on the matters to be considered at the special meeting.

References in this Proxy Statement to “we,” “us” and “our” refer to Kraft Foods and, where applicable, its subsidiaries.

1.	When and where is the Special Meeting?

Kraft Foods will hold a Special Meeting of Shareholders on             ,             , 2010, at          a.m. CST at              in             .              will open at          a.m. CST. Directions to              are included at the end of this Proxy Statement.

2.	Why am I receiving these proxy materials?

We are providing you with these proxy materials in connection with our Board’s solicitation of proxies to be voted at our Special Meeting of Shareholders to be held on             ,             , 2010 or any adjournments or postponements of the meeting (the “Special Meeting”). These materials describe the voting procedures and the matters to be voted on at the Special Meeting.

3.	What am I being asked to vote on?

You are being asked to consider and vote on a proposal to approve Kraft Foods issuing up to              shares of our Class A common stock, which we refer to as our common stock, in connection with our proposed acquisition of Cadbury, which we refer to as the Cadbury acquisition, including any issuance of shares of our common stock to finance the Cadbury acquisition.

You are also being asked to consider and vote on a proposal to approve any adjournment of the Special Meeting, including, if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes for that proposal.

4.	Why is shareholder approval of the share issuance required?

On November 9, 2009, we announced a firm intention to make an offer to acquire each outstanding Cadbury ordinary share, including each share represented by Cadbury American Depositary Shares (ADSs), in exchange for 0.2589 shares of our common stock and 300 pence in cash. As one Cadbury ADS represents four Cadbury ordinary shares, holders of Cadbury ADSs will be entitled to receive 1.0356 shares of our common stock and 1,200 pence in cash for each Cadbury ADS they tender in the offer. We refer to this announcement as our November 9 announcement.

Based upon publicly available information as of                     , 2009, if we acquire, on the financial terms described in this Proxy Statement, 100% of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs and assuming all outstanding options to acquire Cadbury ordinary shares are exercised, we expect to issue up to              shares of our common stock. Because this number will be greater than 20% of the total number of shares of our common stock outstanding prior to the issuance, we are required to obtain shareholder approval for issuing these shares under the listing requirements of the New York Stock Exchange (“NYSE”).

It is also possible that we may decide to issue common stock or securities convertible into common stock in a public or private offering to finance the Cadbury acquisition. Under NYSE rules, such issuance might be considered part of the Cadbury acquisition for the purpose of the 20% threshold described above.

Your approval of the share issuance proposal will constitute approval of the share issuance in connection with the Cadbury acquisition, including any related financing transaction, regardless of the form of, procedures for or final terms of the acquisition or financing. Shareholders are not being asked to vote on the Cadbury acquisition and no vote of Kraft Foods shareholders is required on that matter.

If we decide to make any related public or private offering of our common stock, or if any term of the Cadbury acquisition described in this Proxy Statement changes, in each case in a manner that we believe is material to our shareholders, we will supplement this Proxy Statement to inform you of the change and, if legally required, resolicit proxies from our shareholders.

5.	How will Kraft Foods effect the proposed acquisition of Cadbury?

We have announced a firm intention to make an offer to acquire all of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs, directly from the Cadbury shareholders. The Cadbury Board may or may not recommend that Cadbury shareholders accept this offer. If Cadbury decides to recommend our proposed offer, it is possible that we will agree with Cadbury to acquire all of the outstanding share capital of Cadbury through a U.K. “scheme of arrangement,” which is a court-approved acquisition voted on by Cadbury shareholders. The share issuance proposal gives us the flexibility to make this change without another shareholder vote.

6.	What will be the effect of the share issuance?

We estimate that, if we issued all              of the shares we are seeking approval to issue, existing Kraft Foods shareholders would own approximately     % of the shares of our common stock outstanding immediately after the Cadbury acquisition, including any related equity financing, is completed. For a discussion of the assumptions on which we based this estimate, please see the section of this Proxy Statement entitled “The Offer—Ownership of Kraft Foods After Completion of the Cadbury Acquisition.”

7.	When is this Proxy Statement being mailed?

We are mailing this Proxy Statement and the proxy card to shareholders on or near                     , 2009. We also provide these materials on our web site at www.transactioninfo.com/kraftfoods.

8.	Who is entitled to vote at the Special Meeting?

Our Board established                          , 2009 as the record date (the “Record Date”) for the Special Meeting. Only shareholders of record owning our common stock at the close of business on the Record Date are entitled to (a) receive notice of the Special Meeting, (b) attend the Special Meeting and (c) vote on all matters that properly come before the Special Meeting.

At the close of business on the Record Date,              shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Special Meeting.

9.	What is the quorum requirement?

A quorum of shareholders is necessary to validly hold the Special Meeting. A quorum will be present if a majority of the outstanding shares of our common stock on the Record Date are represented at the Special Meeting, either in person or by proxy. Your shares will be counted for purposes of determining a quorum if you vote:

•	Via the Internet;

•	By telephone;

•	By submitting a properly executed proxy card or voting instruction form by mail; or

•	In person at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

10.	What vote is needed to approve the share issuance proposal?

Under the NYSE rules, the approval of the share issuance proposal requires an affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of the total outstanding shares of our common stock (the “Outstanding Votes”). Votes FOR and AGAINST and abstentions count as votes cast (the “NYSE Votes Cast”). The NYSE Votes Cast must be greater than 50% of the total Outstanding Votes. Because the number of votes FOR the proposal must be greater than 50% of the NYSE Votes Cast, abstentions have the same effect as a vote AGAINST the proposal.

Approval of the adjournment proposal requires that the number of votes cast FOR exceed the number of votes cast AGAINST, whether or not a quorum is present. Abstentions are not considered as voting FOR or AGAINST the adjournment proposal and will have no effect on the outcome of the adjournment proposal.

11.	What happens if the share issuance proposal is not approved?

If the share issuance proposal is not approved, we will not be able to complete the Cadbury acquisition on the terms set forth in our November 9 announcement and described in this Proxy Statement.

12.	What other matters may arise at the Special Meeting?

Other than the matters described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Special Meeting. If any other matter is properly brought before the Special Meeting, your proxy gives authority to the proxies described therein to vote on such matters in their discretion.

13.	What is the difference between holding shares as a registered shareholder and holding shares in street name?

If your shares are owned directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a registered shareholder of those shares.

If your shares are held in a brokerage account or by a bank or other nominee, you hold those shares in street name.

14.	How do I vote my shares?

If you are a registered shareholder, you may vote:

•	Via the Internet at www.eproxy.com/kft. The Internet voting system will be available 24 hours a day until 12:00 p.m. CST on , , 2010;

•

By telephone, if you are located within the U.S. and Canada. Call 1-800-      -      (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 12:00 p.m. CST on             ,             , 2010;

•	By returning a properly executed proxy card. Your proxy card must be received before the polls close at the Special Meeting on , , 2010; or

•	In person at the Special Meeting. Please pre-register to attend the Special Meeting by following the pre-registration directions described below.

If you hold your shares in street name, you may vote:

•

Via the Internet at www.proxyvote.com (a 12-digit control number is required), by telephone, or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank, or other nominee makes available; or

•

In person at the Special Meeting. To do so, you must request a legal proxy from your broker or bank and present it at the Special Meeting. Please pre-register to attend the Special Meeting by following the pre-registration directions described in Question 26.

15.	I am a current/former Kraft Foods employee and have investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plan(s) and/or the Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan. Can I vote? If so, how do I vote?

Yes, you are entitled to vote. For voting purposes, your proxy card includes all shares allocated to your Kraft Foods Stock Fund account(s), shares you may hold at our transfer agent as a registered shareholder, and any shares of restricted stock you may hold. When you submit your proxy, you are directing the plan(s) trustee(s) how to vote the shares allocated to your Kraft Foods Stock Fund account(s) in addition to directing the voting of all other shares included on your proxy card.

In order to direct the plan(s) trustee(s) how to vote the shares held in your Kraft Foods Stock Fund account(s), you must vote the shares by 11:59 p.m. CST on             ,             , 2010. If your voting instructions are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Please follow the instructions for registered shareholders described above to cast your vote. Although you may attend the Special Meeting, you may not vote shares held in your Kraft Foods Stock Fund account(s) at the meeting.

16.	I am a current/former Kraft Foods employee and hold restricted stock. Can I vote my restricted stock holding? If so, how do I vote those shares?

Yes. If you hold shares of restricted stock, you should follow the instructions for registered shareholders described in Question 14 to vote your shares. If you do not vote your shares, they will not be voted, so please vote your shares. For voting purposes, your proxy card includes your shares of restricted stock, shares you may hold in a Kraft Foods Stock Fund account(s), and any shares you may hold at our transfer agent as a registered shareholder.

17.	How do I vote if I participate in Kraft Foods’ Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, you should follow the instructions for registered shareholders described in Question 14 to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted, so please vote your shares.

18.	May I change my vote?

Yes. If you are a registered shareholder and would like to change your vote after submitting your proxy but prior to the Special Meeting, you may do so by (a) signing and submitting another proxy with a later date, (b) voting again by telephone or the Internet, or (c) voting at the Special Meeting. Alternatively, if you would like to revoke your proxy, you may submit a written revocation of your proxy to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

If your shares are held in street name, contact your bank, broker or other nominee for specific instructions on how to change or revoke your vote. Please refer to Question 14 for additional details about voting your shares held in street name.

19.	How are my shares voted by the proxies?

The persons named on the proxy card must vote your shares as you have instructed. If you do not give a specific instruction on any proposal scheduled for vote at the Special Meeting but you have authorized the proxies generally to vote, they will vote for each proposal in accordance with the Board’s recommendation on each matter. Your authorization would exist, for example, if you merely sign, date, and return your proxy card.

20.	Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder or if you hold restricted stock, your shares will not be voted unless you vote as instructed in Question 14, so please vote your shares.

If you hold your shares in street name, under the NYSE rules, your brokerage firm may not vote on your behalf on non-routine matters if you do not furnish voting instructions. For the Special Meeting, the approval of the share issuance proposal and the adjournment proposal are considered non-routine matters. As a result, if you hold shares of our common stock in street name and do not provide voting instructions to your broker, your shares will not be voted on these proposals, so please vote your shares.

In addition, if you are a current or former employee and had investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plan(s) and/or the Kraft Foods Canada OPP/ESP on the Record Date, you can direct the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your instructions are not received by 11:59 p.m. CST on             ,                     , 2010, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which instructions have been received. Please refer to Question 15 for additional details about voting shares held in the Kraft Foods Stock Fund(s).

21.	Is it safe to vote via the Internet or telephone?

Yes. The Internet and telephone voting procedures were designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

22.	Who will bear the cost of soliciting votes for the Special Meeting?

We bear the cost of soliciting your vote. In addition to mailing these proxy materials, our directors, officers, or employees may solicit proxies or votes in person, by telephone, or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks and brokerage firms in soliciting proxies from their customers and reimburse the banks and brokerage firms for related out-of-pocket expenses.

We retained Georgeson Inc. to aid in soliciting votes for the Special Meeting for a total fee of $75,000 plus reasonable expenses.

23.	What is “householding”?

Unless you advised us otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and own shares of our common stock in an account at the same brokerage firm or bank, we delivered a single set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, as well as our printing and postage costs. Shareholders who participate in householding will continue to receive separate voting instruction forms. If you would like to opt out of householding, please contact your broker or bank.

If you are a registered shareholder, we sent you and each registered shareholder at your address separate sets of proxy materials.

24.	Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers, or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us, or (d) as necessary to allow the independent inspector of election to certify the results.

25.	Who counts the votes?

Wells Fargo Bank, N.A. will receive and tabulate the proxies. IVS Associates, Inc. will act as the independent inspector of election and will certify the results.

26.	What do I need to do if I would like to attend the Special Meeting?

If you would like to attend the Special Meeting, please pre-register by 11:59 p.m. CST on             ,             . Due to space limitations, you may bring only one guest. If you wish to bring a guest, you must indicate that when you pre-register. You and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Special Meeting.

If you are a registered shareholder, please indicate that you intend to attend the Special Meeting by:

•	Checking the appropriate box(es) on the Internet voting site;

•	Following the prompts on the telephone voting site; or

•	Checking the appropriate box(es) on your proxy card.

If you hold your shares in street name, please notify us in writing that you will attend and whether you intend to bring a guest. In this written notification, please include a proof of ownership of our common stock (such as a letter from your bank or broker, a photocopy of your current account statement, or a copy of your voting instruction form); please also provide a way for us to reach you if there is a problem with your notification. Send your notification by mail, fax, or e-mail to:

Mail:	Fax:	E-mail:

Kraft Foods Inc. c/o Georgeson Inc. Attention: Christopher Cinek 199 Water Street, 26th Floor New York, NY 10038	(877) 260-0406 (toll-free within the U.S.) (212) 440-9009 (from outside the U.S.) Attention: Christopher Cinek	ccinek@georgeson.com

For your comfort, security, and safety, we will not allow any large bags, briefcases, packages, or backpacks into the Special Meeting site. All bags will be subject to search. We also will not allow electronic devices into the Special Meeting. These include, but are not limited to, cellular and digital phones, cameras, audio and video recorders, laptops, and pagers. We welcome assistance animals for the disabled, but do not allow pets.

27.	Will I have dissenters’ rights if I do not support the issuance of shares in connection with the proposed Cadbury acquisition?

No. Kraft Foods’ shareholders will not be entitled to appraisal or similar dissenters’ rights in connection with the share issuance proposal or the Cadbury acquisition.

28.	Where can I find more information on Kraft Foods and Cadbury?

You can find more information about Kraft Foods and Cadbury from various sources described under “Where You Can Find More Information” on page 73 of this Proxy Statement.

29.	Who can I talk to if I have questions about the Special Meeting or the proposals to be voted on?

You can call Georgeson Inc. toll free at 1-800-509-1312 Monday through Friday between the hours of 8:00 a.m. and 10:00 p.m. CST with any questions.

SUMMARY

Below is a summary of the terms of our offer to acquire all outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs. This summary highlights selected information from this Proxy Statement, and may not contain all of the information that is important to you. To better understand the Cadbury acquisition or the offer described below, you should read this entire Proxy Statement carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this Proxy Statement by following the instructions set forth in “Incorporation by Reference” on page 74 of this Proxy Statement.

The Companies (See page 41)

Kraft Foods

Kraft Foods is the world’s second largest food company, with revenues of $41.9 billion and earnings from continuing operations before income taxes of $2.6 billion in 2008. Kraft Foods’ approximately 100,000 employees worldwide manufacture and market packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products. Kraft Foods sells its products to consumers in approximately 150 countries. At December 31, 2008, Kraft Foods had operations in more than 70 countries and made its products at 168 manufacturing and processing facilities worldwide. At September 30, 2009, Kraft Foods had net assets of $25.2 billion and gross assets of $66.7 billion. Kraft Foods is a member of the Dow Jones Industrial Average, the Standard & Poor’s 500, the Dow Jones Sustainability Index and the Ethibel Sustainability Index.

Kraft Foods is a Virginia corporation with principal executive offices at Three Lakes Drive, Northfield, IL 60093. Its telephone number is (847) 646-2000 and its Internet address is www.kraftfoodscompany.com.

Cadbury

Cadbury is an international confectionery business that generated £5.4 billion in total revenue from its global operations in 2008. At December 31, 2008, Cadbury operated in over 60 countries and had over 45,000 employees. Cadbury’s principal product segments are: chocolate, which contributed 46% of Cadbury’s revenue in 2008; gum, which contributed 33% of Cadbury’s revenue in 2008; and candy, which contributed 21% of Cadbury’s revenue in 2008 (in each case, excluding the revenues of Reading Scientific Services Limited).

Cadbury is registered under the laws of England and Wales as a public limited company with its registered office (principal executive office) at Cadbury House, Sanderson Road, Uxbridge, England, UB8 1DH. Its telephone number is +44 1895 615000 and its Internet address is www.cadbury.com. Information contained on Cadbury’s web site does not constitute a part of this Proxy Statement.

The Offer (See page 50)

On November 9, 2009, we announced a firm intention to make an offer to acquire each outstanding Cadbury ordinary share, including each share represented by Cadbury ADSs, in exchange for 0.2589 shares of our common stock and 300 pence in cash. As one Cadbury ADS represents four Cadbury ordinary shares, holders of Cadbury ADSs will be entitled to receive 1.0356 shares of our common stock and 1,200 pence in cash for each Cadbury ADS they tender in the offer. We will be making the offer for all outstanding Cadbury ordinary shares, including those represented by Cadbury ADS, as follows:

•

all holders of Cadbury ordinary shares who are U.S. holders and all holders of Cadbury ADSs, wherever located, will receive a prospectus/offer to exchange and related transmittal materials that we will file with the SEC as part of a registration statement on Form S-4; and

•	all holders of Cadbury ordinary shares who are not U.S. holders will receive U.K. offer documents,

in each case if, pursuant to the law and regulations applicable to such holders, they are permitted to receive the relevant documents.

The Cadbury Board may or may not recommend that Cadbury shareholders accept our offer. If Cadbury decides to recommend our proposed offer, it is possible that we will agree with Cadbury to acquire all of the outstanding share capital of Cadbury through a U.K. “scheme of arrangement” rather than a direct offer to the Cadbury shareholders. The share issuance proposal gives us the flexibility to make this change without another shareholder vote.

Possible Equity Financing (See page 35)

It is possible that we will decide to issue common stock, or securities convertible into common stock, in a public or private offering to finance the Cadbury acquisition. Under NYSE rules, any such issuance may be considered part of the Cadbury acquisition for the purpose of the NYSE shareholder approval requirement described in Question 4 under “Questions and Answers About the Special Meeting and Voting.” Your approval of the share issuance proposal will constitute approval of the use of shares for such a financing.

Recommendation of our Board (See page 37)

Our Board has unanimously determined that issuing shares of our common stock in connection with the proposed acquisition of Cadbury, including any related financing transaction, is in the best interest of Kraft Foods and its shareholders. Our Board unanimously recommends that you vote for the share issuance proposal and for the adjournment proposal. In reaching its decision to recommend the share issuance proposal, our Board considered a number of factors, including:

•	The share issuance will facilitate the Cadbury acquisition.

•

We believe the financial rationale for the share issuance and the Cadbury acquisition is compelling and will provide short- and long-term benefits to our shareholders. Additionally, we believe that the Cadbury acquisition will be accretive to earnings, is supported by our balance sheet and will deliver a return on investment in excess of our cost of capital.

•	We believe the Cadbury acquisition would build on a global powerhouse in snacks, confectionery and quick meals, with an exceptional portfolio of leading brands around the world.

•	We believe the Cadbury acquisition would create a combined company that will be a global confectionery leader.

•	We believe that Cadbury’s leading brands are highly complementary to our portfolio.

•	We believe the Cadbury acquisition will allow us to act as a stronger partner to our customers, create efficiencies for both partners and maintain balance as our customers increase their scale.

•	The Cadbury acquisition would increase scale in developing markets for both Kraft Foods and Cadbury.

•

We believe that Cadbury’s routes to market are highly complementary to ours and that the Cadbury acquisition will provide an enhanced platform for the combined company to distribute both Cadbury’s and Kraft Foods’ products.

•	We believe the Cadbury acquisition will provide the potential for meaningful revenue synergies and cost savings over time.

Conditions of the Offer (See page 50)

In addition to shareholder approval of the share issuance proposal, the offer for Cadbury ordinary shares, including those represented by Cadbury ADSs, will be subject to a number of conditions. We may waive, in whole or in part, many of these conditions prior to the expiration of the offer.

Interests of Kraft Foods and Our Executive Officers and Directors in the Share Issuance (See page 55)

Neither Kraft Foods nor any of our executive officers or directors beneficially owns any Cadbury ordinary shares or Cadbury ADSs.

Accounting Treatment (See page 51)

In accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), we will account for the Cadbury acquisition using the acquisition method of accounting for business combinations.

Regulatory Approvals (See page 52)

The offer for Cadbury ordinary shares, including those represented by Cadbury ADSs, will be, and any related equity financing may be, conditioned on, among other things, the receipt of regulatory approvals from the European Commission and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

Risk Factors (See page 24)

The proposed Cadbury acquisition involves several risks that you should carefully consider when deciding how to vote at the Special Meeting. For further information regarding these risks, please see the section of this Proxy Statement entitled “Risk Factors.”

NOTE ON CADBURY INFORMATION

We have taken all information concerning Cadbury, its business, management and operations presented or incorporated by reference in this Proxy Statement from publicly available information. This information may be examined and copies may be obtained at the places and in the manner set forth in “Where You Can Find More Information” on page 73 of this Proxy Statement. We are not affiliated with Cadbury, and Cadbury has not permitted us access to its books and records, other than the Cadbury shareholder register and certain information concerning Cadbury share options. Therefore, non-public information concerning Cadbury’s business and financial condition was not available to us for the purpose of preparing this Proxy Statement. Although we have no knowledge that would indicate that any information or statements relating to Cadbury contained or incorporated by reference in this Proxy Statement are inaccurate or incomplete, we were not involved in the preparation of the information or the statements and cannot verify them.

Any financial information regarding Cadbury that may be detrimental to the combined company and that has not been publicly disclosed by Cadbury, or errors in our estimates due to the lack of cooperation from Cadbury, may have an adverse effect on the benefits we expect to achieve through the consummation of the Cadbury acquisition.

Pursuant to Rule 409 under the Securities Act of 1933, as amended, and Rule 12b-21 under the Securities Exchange Act of 1934, we will request that Cadbury provide us with information required for complete disclosure regarding Cadbury’s businesses, operations, financial condition and management. If we receive the information before the Special Meeting and we consider it to be material, reliable and appropriate, then we will amend or supplement this Proxy Statement to provide this information.

CURRENCIES

In this Proxy Statement, unless otherwise specified or the context otherwise requires:

•	“pounds sterling,” “pounds,” “sterling,” “U.K. pounds,” “£,” “pence” or “p” each refer to the lawful currency of the United Kingdom;

•	“U.S. dollars,” “dollars” or “$” each refer to the lawful currency of the United States; and

•	“euro” or “€” each refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

We publish our financial statements in U.S. dollars and Cadbury publishes its financial statements in pounds sterling. Certain Kraft Foods and Cadbury financial information included in this Proxy Statement was translated using company specific exchange rates. In preparing our financial statements, we translated the results of operations of our foreign subsidiaries into U.S. dollars using average exchange rates during each period indicated. We translated balance sheet accounts into U.S. dollars using exchange rates at the end of each period indicated. According to Cadbury’s public filings, in preparing its financial statements, Cadbury translated the balance sheets of its non-U.K. subsidiaries into pounds sterling using exchange rates at the end of each period indicated. Cadbury translated the results of its non-U.K. subsidiary undertakings into pounds sterling at an average rate, calculated using the exchange rates prevailing at the end of each month during the applicable period presented. We are not making any representation to you regarding those translated amounts.

Please see the section of this Proxy Statement entitled “Exchange Rate Information” for additional information regarding the exchange rates between pounds sterling and the U.S. dollar.

EXCHANGE RATE INFORMATION

The following table shows, for the periods indicated, information concerning the exchange rate between U.S. dollars and pounds sterling. The information in the following table is expressed in U.S. dollars per pound sterling and is based on the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York. The average rates for the monthly periods presented in these tables were calculated by taking the simple average of the daily noon buying rates. The average rates for the interim periods and annual periods presented in these tables were calculated by taking the simple average of the noon buying rates on the last day of each month during the relevant period.

On                    , 2009, the latest practicable date for which such information was available before the printing of this Proxy Statement, the noon buying rate was $            per £1.00. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into, pounds sterling at the rates indicated.

	Period-end Rate		Average Rate		High		Low
Recent Monthly Data
November 2009	$		$		$		$
October 2009		1.648		1.621		1.661		1.588
September 2009		1.600		1.639		1.670		1.597
August 2009		1.631		1.653		1.698		1.621
July 2009		1.671		1.638		1.671		1.603
June 2009		1.645		1.637		1.655		1.598
May 2009		1.616		1.542		1.616		1.488
April 2009		1.480		1.471		1.499		1.440
March 2009		1.430		1.417		1.473		1.376
February 2009		1.428		1.442		1.494		1.422
January 2009		1.441		1.446		1.525		1.366
December 2008		1.462		1.485		1.546		1.440
November 2008		1.535		1.533		1.616		1.479

Interim Period Data
Nine months ended September 30, 2009		$1.600		$1.543		$1.698		$1.366
Six months ended June 30, 2009		1.645		1.494		1.655		1.366
Nine months ended September 30, 2008		1.780		1.947		2.031		1.750
Six months ended June 30, 2008		1.991		1.975		2.031		1.941

Annual Data (Year ended December 31,)
2008		$1.462		$1.854		$2.031		$1.440
2007		1.984		2.002		2.110		1.924
2006		1.959		1.843		1.979		1.726
2005		1.719		1.815		1.929		1.714
2004		1.916		1.836		1.948		1.754

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this Proxy Statement may constitute “forward-looking statements.” All statements in this Proxy Statement, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those indicated in any such statements. Such factors include, but are not limited to, continued volatility of input costs, pricing actions, increased competition, our ability to differentiate our products from retailer brands, unanticipated expenses in connection with litigation, settlement of legal disputes, regulatory investigations or enforcement actions, our indebtedness and ability to pay our indebtedness, the shift in consumer preference to lower priced products, risks from operating outside the United States, tax law changes, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the conditions of the proposed acquisition of Cadbury, adverse effects on the market price of our common stock and on our operating results because of a failure to complete the proposed acquisition, failure to realize the expected benefits of the proposed acquisition, significant transaction costs and/or unknown liabilities and general economic and business conditions that affect the combined company following the completion of the proposed acquisition. For more information on these and other factors that could affect our forward-looking statements, please also see the section of this Proxy Statement entitled “Risk Factors” and the risk factors in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K incorporated by reference herein. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this Proxy Statement except as required by applicable law or regulation.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KRAFT FOODS

The following table sets forth the selected historical consolidated financial and operating data of Kraft Foods for the nine-month periods ended September 30, 2009 and 2008 and for each of the years in the five-year period ended December 31, 2008. The following data have been derived from the annual audited consolidated financial statements, including the consolidated balance sheets at December 31, 2008 and 2007 and the related consolidated statements of income and of cash flows for each of the three years in the period ended December 31, 2008 and notes thereto; and the unaudited Selected Financial Data Summary contained in Kraft Foods’ Current Report on Form 8-K filed with the SEC on November 3, 2009. The data for the nine months ended September 30, 2009 and 2008 have been derived from unaudited consolidated financial statements of Kraft Foods contained in Kraft Foods’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. All historical financial information presented with respect to Kraft Foods is in accordance with U.S. GAAP, which differs in certain material respects from International Financial Reporting Standards (“IFRS”). For a discussion of the significant differences between IFRS and U.S. GAAP, please see the section of this Proxy Statement entitled “Summary of Significant Differences Between IFRS and U.S. GAAP.” Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

This summary information is derived from and should be read in conjunction with the financial statements and related notes incorporated by reference into this Proxy Statement, as described in “Incorporation by Reference” on page 74 of this Proxy Statement.

	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in millions of U.S. dollars, except for per share and employee data)
Summary of Operations:
Net revenues	$29,361	$31,251	$41,932	$35,858	$33,018	$32,779	$30,859
Cost of sales	18,890	20,777	28,088	23,656	21,190	21,115	19,474
Operating income	4,218	3,513	3,843	4,176	4,158	4,373	4,327
Operating margin	14.4%	11.2%	9.2%	11.6%	12.6%	13.3%	14.0%
Interest and other expense, net	915	934	1,240	604	510	635	666

Earnings from continuing operations before income taxes	3,303	2,579	2,603	3,572	3,648	3,738	3,661
Provision for income taxes	986	834	755	1,080	816	1,066	1,165
Earnings / (loss) from discontinued operations, net of income taxes	—	968	1,045	232	233	(33)	219

Net earnings	2,317	2,713	2,893	2,724	3,065	2,639	2,715
Noncontrolling interest	6	7	9	3	5	3	3

Net earnings attributable to Kraft Foods	2,311	2,706	2,884	2,721	3,060	2,636	2,712

Basic EPS attributable to Kraft Foods:
Continuing operations	1.56	1.15	1.22	1.56	1.70	1.57	1.45
Discontinued operations	—	0.63	0.70	0.15	0.14	(0.02)	0.13

Net earnings attributable to Kraft Foods	1.56	1.78	1.92	1.71	1.84	1.55	1.58
Diluted EPS attributable to Kraft Foods:
Continuing operations	1.56	1.14	1.21	1.56	1.70	1.57	1.45
Discontinued operations	—	0.63	0.69	0.14	0.14	(0.02)	0.13

Net earnings attributable to Kraft Foods	1.56	1.77	1.90	1.70	1.84	1.55	1.58
Dividends declared per share	0.87	0.83	1.12	1.04	0.96	0.87	0.77
Dividends declared as a % of Basic EPS	55.8%	46.6%	58.3%	60.8%	52.2%	56.1%	48.7%
Dividends declared as a % of Diluted EPS	55.8%	46.9%	58.9%	61.2%	52.2%	56.1%	48.7%

	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in millions of U.S. dollars, except for per share and employee data)
Weighted-average shares—Basic	1,477	1,516	1,505	1,591	1,659	1,699	1,720
Weighted-average shares—Diluted	1,485	1,527	1,515	1,600	1,661	1,699	1,720
Net cash provided by operating activities	3,269	2,529	4,141	3,571	3,720	3,464	4,008
Capital expenditures	749	901	1,367	1,241	1,169	1,171	1,006
Depreciation	644	734	963	873	884	869	868
Property, plant and equipment, net	10,409	10,638	9,917	10,778	9,693	9,817	9,985
Inventories, net	4,073	4,792	3,881	4,238	3,436	3,272	3,365
Total assets	66,669	67,029	63,173	68,132	55,548	57,597	59,905
Long-term debt	18,108	18,874	18,589	12,902	7,081	8,475	9,723
Total debt	20,725	20,593	20,251	21,009	10,821	11,200	12,518
Total long-term liabilities	29,402	30,176	29,773	23,574	16,520	19,285	20,903
Total Kraft Foods Shareholders’ Equity	25,125	—	22,295	27,407	28,536	29,574	29,888
Total Equity	25,211	26,554	22,356	27,445	28,562	29,600	29,924
Book value per common share outstanding	17.02	18.08	15.17	17.87	17.44	17.71	17.53
Market price per common share—high / low	29.84/20.81	34.97/28.04	34.97/24.75	37.20/29.95	36.67/27.44	35.65/27.88	36.06/29.45

Closing price of common share at period end	26.27	32.75	26.85	32.63	35.70	28.17	35.61
Price / earnings ratio at period end—Basic	17	18	14	19	19	18	23
Price / earnings ratio at period end—Diluted	17	19	14	19	19	18	23
Number of common shares outstanding at period end	1,476	1,469	1,469	1,534	1,636	1,670	1,705
Number of employees	N/A	N/A	98,000	103,000	90,000	94,000	98,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CADBURY

The following table sets forth the selected historical consolidated financial and operating data of Cadbury for the six-month periods ended June 30, 2009 and 2008 and for each of the years in the five-year period ended December 31, 2008. The information with respect to the six months ended June 30, 2009 and 2008 has been derived from the unaudited consolidated financial statements of Cadbury contained in Cadbury’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 29, 2009. The following data, insofar as it relates to each of the years 2004 through 2008, have been derived from annual consolidated financial statements, including the consolidated balance sheets at December 31, 2008 and 2007 and the related consolidated statements of income and of cash flows for each of the three years in the period ended December 31, 2008 and notes thereto contained in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008. All historical financial information presented with respect to Cadbury is in accordance with IFRS. Cadbury’s consolidated financial statements were prepared in pounds sterling and in accordance with IFRS, which differs in certain material respects from U.S. GAAP. For a discussion of the significant differences between IFRS and U.S. GAAP, please see the section of this Proxy Statement entitled “Summary of Significant Differences Between IFRS and U.S. GAAP.” Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

This summary information is derived from and should be read in conjunction with the financial statements and related notes incorporated by reference into this Proxy Statement, as described in “Incorporation by Reference” on page 74 of this Proxy Statement.

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in millions of pounds sterling, except for per share data)
Continuing Operations
Revenue	2,767	2,440	5,384	4,699	4,483	4,295	3,990
Trading costs	(2,462)	(2,226)	(4,803)	(4,258)	(4,071)	(3,799)	(3,576)
Restructuring costs	(105)	(70)	(194)	(165)	(107)	(62)	(110)
Non-trading items	1	(6)	1	2	23	5	17

Profit from Operations	201	138	388	278	328	439	321
Share of result in associates	3	4	10	8	(15)	13	11

Profit before financing and taxation	204	142	398	286	313	452	332
Investment revenue	18	28	52	56	50	45	51
Finance costs	(110)	(36)	(50)	(88)	(119)	(174)	(196)

Profit before taxation	112	134	400	254	244	323	187
Taxation	(33)	26	(30)	(105)	(68)	24	11
Profit for the period from continuing operations	79	160	370	149	176	347	198
Discontinued operations(1)
(Loss)/profit for the period from discontinued operations	234	(47)	(4)	258	989	429	349

Profit for the period	313	113	366	407	1,165	776	547

Attributable to:
Equity holders of the parent	313	113	364	405	1,169	765	525
Minority interests	—		2	2	(4)	11	22

	313	113	366	407	1,165	776	547

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(in millions of pounds sterling, except for per share data)
Earnings per share
From continuing and discontinued operations
Basic	23.1p	6.0p	22.6p	19.4p	56.4p	37.3p	25.9p
Diluted	23.1p	6.0p	22.6p	19.2p	55.9p	36.9p	25.7p
From continuing operations
Basic	5.8p	8.5p	22.8p	7.0p	8.7p	16.4p	8.7p
Diluted	5.8p	8.5p	22.8p	7.0p	8.6p	16.2p	8.6p
Earnings per ADR(2)
From continuing and discontinued operations
Basic	92.4p	24.0p	90.4p	77.6p	225.6p	149.2p	103.6p
Diluted	92.4p	24.0p	90.4p	76.8p	223.6p	147.6p	102.8p
From continuing operations
Basic	23.2p	34.0p	91.2p	28.0p	34.8p	65.6p	34.8p
Diluted	23.2p	34.0p	91.2p	28.0p	34.4p	64.8p	34.4p

(1)	Cadbury’s beverage businesses in Europe and South Africa were sold in 2006. In 2008, Cadbury completed the demerger of its Americas Beverages business and announced it had entered into a conditional agreement to sell the Australia Beverages business. On March 12, 2009, Cadbury entered into a definitive sale and purchase agreement for the sale of Australia Beverages. All of these businesses have been classified as discontinued operations and the 2004 to 2007 financial information has been re-presented accordingly.

(2)	Each Cadbury ADR (i.e., ADS) represents four ordinary shares.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following selected unaudited pro forma financial data for the year ended December 31, 2008 and for the six-month period ended June 30, 2009, the date of the latest publicly available financial information of Cadbury, show the effect of the Cadbury acquisition on Kraft Foods’ results of operations as if it had occurred on January 1, 2008. The following unaudited pro forma balance sheet data at June 30, 2009 show the effect of the Cadbury acquisition on Kraft Foods’ financial position as if it had occurred on that date. Such unaudited pro forma financial data are based on the historical financial statements of Kraft Foods and Cadbury, and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the “Unaudited U.S. GAAP Pro Forma Financial Information” included in this Proxy Statement. Significantly, we have not performed any due diligence or detailed valuation analysis necessary to determine the fair market values of the Cadbury assets to be acquired and liabilities to be assumed. Accordingly, the pro forma financial statements do not include an allocation of the purchase price, unless specified otherwise.

The information in the following table has been derived from the unaudited consolidated financial statements of Kraft Foods contained in Kraft Foods’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, the audited consolidated financial statements of Kraft Foods contained in Kraft Foods’ Current Report on Form 8-K filed with the SEC on November 3, 2009, the unaudited consolidated financial statements of Cadbury contained in Cadbury’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 29, 2009 and the audited consolidated financial statements of Cadbury contained in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008.

We have translated the Cadbury figures in this section from pounds sterling into U.S. dollars using average exchange rates applicable during the periods presented for the unaudited pro forma consolidated statements of earnings and the period end exchange rate for the unaudited pro forma consolidated balance sheet, as described in the section of this Proxy Statement entitled “Unaudited U.S. GAAP Pro Forma Financial Information.”

Cadbury’s consolidated financial statements are prepared in accordance with IFRS, which differs in certain material respects from U.S. GAAP. For a discussion of the significant differences between IFRS and U.S. GAAP, please see the section of this Proxy Statement entitled “Summary of Significant Differences Between IFRS and U.S. GAAP.”

The following should be read in connection with the section of this Proxy Statement entitled “Unaudited U.S. GAAP Pro Forma Financial Information,” and other information included in or incorporated by reference into this Proxy Statement.

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations and financial position that would have been achieved had the consummation of the acquisition taken place on the date indicated or of the future operations of the combined company. The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Kraft Foods and Cadbury might have looked like had the acquisition been consummated at an earlier date. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this Proxy Statement, please see the section of this Proxy Statement entitled “Unaudited U.S. GAAP Pro Forma Financial Information.”

	For the six months ended June 30, 2009	For the year ended December 31, 2008
	Pro Forma Combined
	(in millions, except percentages and share data)
Statement of Operations
Net revenues	$23,656	$52,031
Cost of sales	14,819	33,478
Operating income	3,027	4,467
Operating margin	12.8%	8.6%
Interest and other expense, net	806	1,445
Earnings from continuing operations before income taxes	2,221	3,022
Provision for income taxes	722	717
Earnings from continuing operations attributable to shareholders	1,495	2,292
Basic earnings per share from continuing operations	0.81	1.22
Diluted earnings per share from continuing operations	0.81	1.22
Weighted-average shares—Basic	1,845	1,874
Weighted-average shares—Diluted	1,853	1,884

As of June 30, 2009 Pro forma combined
(in millions, except per share data)
Balance Sheet Data
Property, plant and equipment, net	$13,057
Inventories, net	5,407
Total assets	90,116
Long-term debt	27,575
Total debt	30,388
Total long-term liabilities	41,408
Total Shareholders’ Equity	33,862
Total Equity	33,958
Book value per share outstanding	18.36
Number of shares outstanding at period end	1,844

HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below depicts the basic and diluted earnings per share, cash dividends declared per share, and book value per share for (a) Kraft Foods and Cadbury on a historical basis, (b) the combination of Kraft Foods and Cadbury on a pro forma combined basis and (c) Cadbury in comparison with the equivalent pro forma net income and book value per share attributable to 0.2589 of a share of Kraft Foods common stock that will be received for each Cadbury ordinary share, including each share represented by a Cadbury ADS, exchanged in the Cadbury acquisition, based on the average exchange rate for the period. The pro forma data of the combined company were derived by combining the historical consolidated financial information of Kraft Foods and using the acquisition method of accounting for business combinations as described in the section of this Proxy Statement entitled, “The Offer—Accounting Treatment.” For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this Proxy Statement, see the section of this Proxy Statement entitled “Unaudited U.S. GAAP Pro Forma Financial Information.”

Cadbury’s consolidated financial statements are prepared in accordance with IFRS, which differs in certain material respects from U.S. GAAP. For a discussion of the significant differences between IFRS and U.S. GAAP, see the section of this Proxy Statement entitled “Summary of Significant Differences Between IFRS and U.S. GAAP.”

You should read the information presented in the table below together with the historical financial statements of Kraft Foods and Cadbury and the related notes and the Unaudited U.S. GAAP Pro Forma Financial Information appearing elsewhere in this Proxy Statement or incorporated herein by reference. The pro forma data are unaudited and for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will achieve after the consummation of the Cadbury acquisition.

	For the six months ended June 30, 2009	Year ended December 31, 2008
Kraft Foods historical data
Earnings per share from continuing operations
Basic	$1.01	$1.22
Diluted	1.00	1.21
Cash dividends declared per share	0.58	1.12
Book value per share	16.47	—

Cadbury historical data
Earnings per share from continuing operations
Basic	5.8p	22.8p
Diluted	5.8p	22.8p
Cash dividends declared per share	5.7p	16.4p
Book value per share	227.0p	—

Unaudited pro forma combined
Earnings per share
Basic	$0.81	$1.22
Diluted	0.81	1.22
Cash dividends declared per share(1)	0.58	1.12
Book value per share	18.36	—

Equivalent basis unaudited pro forma combined
Earnings per share
Basic	14.2p	16.9p
Diluted	14.1p	16.8p
Cash dividends declared per share(1)	10.1p	15.5p
Book value per share	289.2p	—

(1)	Same as historical since no change in dividend policy is expected as a result of the Cadbury acquisition.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is traded on the NYSE under the symbol “KFT.” Cadbury ordinary shares are traded on the London Stock Exchange (“LSE”) under the symbol “CBRY,” and Cadbury ADSs are traded on the NYSE under the symbol “CBY.”

The following table sets forth, for the periods indicated, the per share high and low sales prices of our common stock and Cadbury ADSs on the NYSE and Cadbury ordinary shares on the LSE, as well as the dividends declared thereon. The share prices in the table have been obtained from FactSet. Cadbury ordinary share and Cadbury ADS dividend numbers have been obtained from publicly available information published by Cadbury.

	Kraft Foods common stock ($)			Cadbury ordinary shares (p)			Cadbury ADSs ($)
	High	Low	Dividend	High	Low	Dividend	High	Low	Dividend
2007, quarter ended
March 31	35.91	30.20	0.25	656.50	529.00	9.90	51.41	40.74	0.772
June 30	36.74	30.33	0.25	723.50	652.00	5.00	57.30	51.37	N/A
September 30	36.33	31.15	0.27	680.00	534.50	N/A	54.30	42.78	0.406
December 31	35.20	32.30	0.27	641.00	570.00	N/A	53.24	46.90	N/A

2008, quarter ended
March 31	32.70	28.81	0.27	625.00	539.50	10.50	49.56	43.43	N/A
June 30(1)	32.82	28.39	0.27	N/A	N/A	N/A	N/A	N/A	N/A
April 1— May 1	N/A	N/A	N/A	586.50	556.50	N/A	46.61	43.86	0.844
May 2—June 30	N/A	N/A	N/A	704.50	609.50	N/A	56.01	48.55	N/A
September 30	34.97	28.40	0.29	661.50	565.50	5.30	50.94	40.32	0.4195
December 31	33.54	24.87	0.29	605.50	453.25	N/A	40.09	29.65	N/A

2009
January 1—March 31	29.57	21.00	0.29	619.00	497.25	11.10	37.18	28.06	0.6394
April 1—June 30	27.04	22.05	0.29	554.50	486.50	N/A	35.99	28.78	N/A
July 1—September 30	28.81	25.70	0.29	805.00	520.00	5.70	52.53	33.91	0.376
October 1—

(1)	On May 2, 2008, Cadbury plc was inserted as a new holding company above Cadbury Schweppes plc, trading on the LSE with a secondary listing on the NYSE via an American Depositary Receipt program and began trading as a stand-alone confectionery company. On May 7, 2008, Cadbury completed the demerger of its Americas Beverages business as Dr. Pepper Snapple Group. The market prices for Cadbury in the table above include the value of the Americas Beverages business through such date. On May 1, 2008, the last trading day prior to Cadbury trading as a stand-alone confectionery company, the closing price per Cadbury Schweppes ordinary share was 574.50p and the closing price per Cadbury Schweppes ADS was $45.46. On May 2, 2008, the first day that Cadbury traded as a stand-alone company, the closing price per Cadbury ordinary share was 640.00p and the closing price per Cadbury ADS was $51.60.

The following table shows, as of September 4, 2009, the last full trading day before we publicly announced a possible offer for a combination with Cadbury, November 6, 2009, the last full trading day before we publicly announced a firm intention to make an offer to acquire Cadbury, and                    , 2009, the last practicable day before the printing of this Proxy Statement, the closing price per share of our common stock and Cadbury ADS on the NYSE and the closing price per Cadbury ordinary share on the LSE. This table also presents the implied equivalent value per security. The implied equivalent value of a Cadbury ordinary share was calculated by multiplying the closing market price per share of our common stock on the NYSE by 0.2589, the exchange ratio for each Cadbury ordinary share tendered in the offer, and then adding to that amount the cash portion of the exchange consideration of 300 pence payable for each Cadbury ordinary share tendered in the offer. The implied equivalent value of a Cadbury ADS was calculated by multiplying the closing market prices per share of our common stock by 1.0356, the implied exchange ratio for each Cadbury ADS tendered in the offer, and then adding to that amount an amount in U.S. dollars equal to the cash portion of the exchange consideration of 1,200 pence payable for each Cadbury ADSs tendered in the offer. Unless Cadbury shareholders elect to receive all cash or all shares of Kraft Foods common stock under the mix and match facility, they will receive the offer consideration in a mixture of cash and shares of Kraft Foods common stock on the terms set forth in our November 9 announcement and described in this Proxy Statement.

In calculating the implied equivalent values below, amounts in U.S. dollars have been translated into pounds sterling, in the case of Cadbury ordinary shares, and amounts in pounds sterling have been translated into U.S. dollars, in the case of Cadbury ADSs, in each case as follows:

•	at a rate of £1.00 = $1.6346, as quoted by WM/Reuters on September 4, 2009;

•	at a rate of £1.00 = $1.6609, as quoted by WM/Reuters on November 6, 2009; and

•	at a rate of £1.00 = $ , as quoted by WM/Reuters on , 2009.

	Kraft Foods common stock ($)	Cadbury		Implied Equivalent Value per Cadbury Security
		ordinary shares (p)	ADSs ($)(1)	ordinary shares (p)	ADSs ($)
September 4, 2009	28.10	568.00	37.46	745.07	48.72
November 6, 2009	26.78	758.00	50.50	717.44	47.66
, 2009

(1)	Each Cadbury ADS represents four Cadbury ordinary shares.

(2)	Unless Cadbury shareholders elect to receive all cash or all shares under the mix and match facility, they will receive the offer consideration in a mixture of cash and shares of Kraft Foods common stock on the terms set forth in our November 9 announcement and described in this Proxy Statement.

The market prices of our common stock, Cadbury ordinary shares and Cadbury ADSs are likely to fluctuate prior to the expiration date of the offer and cannot be predicted. We urge you to obtain current market information regarding our common stock, Cadbury ordinary shares and Cadbury ADSs.

RISK FACTORS

Before deciding how to vote your shares at the Special Meeting, you should consider carefully the following risk factors, and the other risks and information contained in this Proxy Statement and in the documents incorporated herein by reference. Please see “Where You Can Find More Information” on page 73 of this Proxy Statement for information on where you can find additional risk factors and other information incorporated by reference in this Proxy Statement.

Risk Factors Relating to the Proposed Cadbury Acquisition and the Offer

Our existing shareholders will be diluted as a consequence of the issuance of our common stock pursuant to the proposed Cadbury acquisition and they will have reduced ownership and voting interests in Kraft Foods following completion of the Cadbury acquisition.

Existing Kraft Foods shareholders will own a smaller percentage of our common stock than they currently own. We estimate that, if we issued all                    of the shares we are seeking approval to issue, existing Kraft Foods shareholders would own approximately    % of the shares of our common stock outstanding immediately after the Cadbury acquisition, including any related equity financing, is completed.

Risks of executing the proposed Cadbury acquisition could cause the market price of our common stock to decline.

The market price of our common stock may decline as a result of the Cadbury acquisition, among other reasons, if:

•	the integration of Cadbury’s business is delayed or unsuccessful;

•	we do not achieve the expected benefits of our acquisition of Cadbury as rapidly or to the extent anticipated by us, financial analysts or investors or at all;

•	the effect of the Cadbury acquisition on our financial results is not consistent with the expectations of financial analysts or investors; or

•	we fail to acquire 100% of the Cadbury ordinary shares, including those represented by Cadbury ADSs, in the Cadbury acquisition or through the squeeze-out provisions.

The number of shares of our common stock that will be issued to Cadbury shareholders pursuant to the Cadbury acquisition will be not more than                    , representing approximately     % of the issued and outstanding shares of our common stock, as increased as a result of the Cadbury acquisition, calculated at                    , 2009. If a significant proportion of Cadbury shareholders who receive our common stock in the offer seek to sell those shares within a short period after completion of the offer, this could create selling pressure in the market for our common stock or a perception that such selling pressure may develop, either of which may adversely affect the market for, and the market price of, our common stock.

We must obtain governmental and regulatory consents to complete the offer to acquire Cadbury ordinary shares, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the offer, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the acquisition.

The offer will be conditional on, among other things, the receipt of regulatory approvals from regulators with jurisdiction over the operations of Kraft Foods and Cadbury. The governmental agencies from which we seek these approvals have discretion in administering the governing regulations. As a condition to their approval of the Cadbury acquisition, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the offer or may reduce the anticipated benefits of the Cadbury acquisition to the combined company. Furthermore, we may not be able to obtain the required consents and approvals and, if so, the required conditions of the offer may not be satisfied. Even if all of the required consents and approvals are obtained and the conditions to the consummation of the offer are satisfied, we will not necessarily be able to control the terms, conditions and timing of the approvals. If we agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the offer, these requirements, limitations, additional costs or restrictions could adversely affect the two companies’ ability to integrate their operations or reduce the anticipated benefits of the proposed Cadbury acquisition. This could result in a delay in completion of, or a decision not to complete, the Cadbury acquisition, or have a material adverse effect on the business and results of operations of the combined company. Please see the section of this Proxy Statement entitled “The Offer—Conditions of the Offer” for a discussion of certain conditions of the offer and the section of this Proxy Statement entitled “The Offer—Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the offer.

Even if a material adverse change to Cadbury’s business were to occur, in certain circumstances, we may not be able to invoke the offer conditions and terminate the offer, which could reduce the value of our common stock.

Completion of the offer will be subject to a number of conditions, including that there is no material adverse change affecting Cadbury before the offer becomes, or is declared, wholly unconditional. Under the U.K. City Code on Takeovers and Mergers (the “U.K. Takeover Code”), and except for the minimum acceptance condition and the conditions relating to the European Commission antitrust approval (as described in the section of this Proxy Statement entitled “The Offer—Regulatory Approvals”), we may invoke a condition to the offer to cause the offer not to proceed only if the U.K. Panel on Takeovers and Mergers (the “U.K. Takeover Panel”) is satisfied that the circumstances giving rise to that condition not being satisfied are of material significance to Kraft Foods in the context of the offer. Because of this consent requirement, the conditions may provide us less protection than the customary conditions in an offer for a U.S. domestic company.

If a material adverse change affecting Cadbury were to occur and the U.K. Takeover Panel does not allow us to invoke a condition to cause the offer not to proceed, the market price of our common stock may decline or our business or financial condition may be materially adversely affected.

We have not been given access to any non-public business or financial information concerning Cadbury.

Cadbury has not provided us with access to any information concerning its business operations or its financial condition. Accordingly, we have prepared the information in, or incorporated by reference into, this Proxy Statement based only on publicly available information regarding Cadbury and such information has not been subject to comment or verification by Cadbury, us or their or our respective directors.

We have no knowledge that any information or statements relating to Cadbury contained in, or incorporated by reference into, this Proxy Statement are inaccurate or incomplete. However, we were not involved in the preparation of such information and statements and, therefore, cannot verify the accuracy, completeness or truth of such information or any failure by Cadbury to disclose events that may have occurred, but that are unknown to us, that may affect the significance or accuracy of any such information.

In addition, we have made certain assumptions relating to the forecast level of cost savings, synergies and associated costs of the Cadbury acquisition based only on publicly available information regarding Cadbury. Our assumptions relating to the forecast level of cost savings, synergies and associated costs of the Cadbury acquisition may be inaccurate.

Further, the completion of the Cadbury acquisition may give rise to the right of contractual counterparties to terminate material supply and other contracts with Cadbury or result in other consequences as a result of matters unknown to us. As such, there may be other matters relating to Cadbury that are unknown by us and that may have an adverse effect on the combined company’s financial condition and results of operations and/or result in substantial additional costs or liabilities.

Whether or not the Cadbury acquisition is completed, the announcement and prospect of the successful completion of the Cadbury acquisition could cause disruptions in the businesses of Kraft Foods and/or Cadbury, which could have material adverse effects on their businesses and financial results, as well as on the business prospects and future financial results of the combined company.

Whether or not the Cadbury acquisition is completed, the announcement and prospect of the successful completion of the Cadbury acquisition could cause disruptions in the businesses of Kraft Foods and/or Cadbury. Specifically:

•

some current and prospective employees may experience uncertainty about their future roles within the combined company, which may adversely affect Kraft Foods’ and Cadbury’s abilities to retain or recruit key managers and other employees;

•	the attention of management of each of Kraft Foods and Cadbury may be diverted from the operations of the businesses toward the completion of the Cadbury acquisition; and

•	the combined company’s competitors may also seek to take advantage of potential integration challenges to gain an advantage in the marketplace.

If Kraft Foods and Cadbury fail to manage these risks effectively, the business and financial results of Kraft Foods, Cadbury and the combined company could be adversely affected.

If there are significant, unforeseen difficulties integrating the business operations of Kraft Foods and Cadbury, they could adversely affect the business of the combined company.

We intend, to the extent possible, to integrate our operations with those of Cadbury. Our goal in integrating these operations is to increase revenues through enhanced growth opportunities and achieve cost savings by taking advantage of the significant anticipated synergies of consolidation. However, we may encounter difficulties integrating our operations with Cadbury’s operations, resulting in a delay or the failure to achieve the anticipated synergies, including the expected increases in earnings and cost savings. If such difficulties are significant, this could adversely affect the business of the combined company.

We may incur higher than expected integration, transaction and acquisition-related costs.

We expect to incur a number of non-recurring costs associated with combining the operations of the two companies, including implementation cash costs estimated to be approximately $1.2 billion in the first three years following completion of the Cadbury acquisition. In addition, we will incur legal, accounting and transaction fees and other costs related to the offer. Some of these costs are payable regardless of whether the offer is completed and such costs may be higher than anticipated.

Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset these implementation and acquisition costs over time, this net benefit may not be achieved within the expected timetable. In addition, some of these costs could be higher than we anticipate, which could reduce the net benefits of the transaction and impact our results of operations.

The terms of the offer are subject to change.

We have reserved the right to, in our sole discretion, increase the value of our offer to Cadbury shareholders, which could result in us paying additional cash consideration or issuing additional shares of our common stock. If any term of the Cadbury acquisition described in this Proxy Statement changes in a manner that we believe is material to our shareholders, we will supplement this Proxy Statement to inform you of such change and, if legally required, resolicit proxies from our shareholders.

Shareholders in the combined company will be more exposed to currency exchange rate fluctuations as, following completion of the Cadbury acquisition, there could be an increased proportion of assets, liabilities and earnings denominated in foreign currencies.

As a result of the successful completion of the Cadbury acquisition, the financial results of the combined company will be more exposed to currency exchange rate fluctuations and an increased proportion of assets, liabilities and earnings will be denominated in foreign currencies.

The combined company will present its financial statements in U.S. dollars and will have a significant proportion of net assets and income in non-U.S. dollar currencies, primarily pounds sterling and the euro, as well as a range of emerging market currencies. The combined company’s financial results and capital ratios will therefore be sensitive to movements in foreign exchange rates. A depreciation of non-U.S. dollar currencies relative to the U.S. dollar could have an adverse impact on the combined company’s financial results.

Risk Factors Relating to Our Business and the Business of the Combined Company

We operate in a highly competitive industry, which may affect our profitability.

The food industry is highly competitive. We compete based on price, product innovation, product quality, brand recognition and loyalty, effectiveness of marketing, promotional activity and the ability to identify and satisfy consumer preferences.

From time to time, we may need to reduce our prices in response to competitive and customer pressures and to maintain our market share. Competition and customer pressures may also restrict our ability to increase prices in response to commodity and other input cost increases. Our results of operations will suffer if profit margins decrease, as a result of a reduction in prices, increased input costs or other factors, and if we are unable to increase sales volumes to offset those profit margin decreases.

Retailers are increasingly offering retailer brands that compete with some of our products. It is important that our products provide higher value and/or quality to our consumers than less expensive alternatives. If the difference in value or quality between our products and those of retailer brands narrows, or if such difference in quality is perceived to have narrowed, then consumers may not buy our products. Furthermore, during periods of economic uncertainty, such as have been experienced in the recent past and may be experienced in the future, consumers tend to purchase more retailer brands or other economy brands, which could reduce sales volumes of our products or shift our product mix to our lower margin offerings. If we are not able to maintain or improve our brand image or value proposition, it could have a material effect on our market share and our profitability.

We may also need to increase spending on marketing, advertising and new product innovation to protect existing market share or increase market share. The success of our investments is subject to risks, including uncertainties about trade and consumer acceptance. As a result, our increased expenditures may not maintain or enhance market share and could result in lower profitability.

The consolidation of retail customers, the loss of a significant customer, or a material reduction in sales to a significant customer could affect our operating margins, our profitability, our sales and our results of operations.

Retail customers, such as supermarkets, warehouse clubs and food distributors in the United States, the European Union and our other major markets, continue to consolidate. These consolidations have produced large, sophisticated customers with increased buying power. These larger retailers, capable of operating with reduced inventories, can resist price increases and demand lower pricing, increased promotional programs and specifically tailored products. They also may use shelf space currently used for our products for their own retailer brands. The consolidation of retail customers also increases the risk that a severe adverse impact on their business operations could have a corresponding material adverse effect on us. Also, our retail customers may be affected by recent economic conditions. For example, they may not have access to funds or financing and that could cause them to delay, decrease or cancel purchases of our products, or to not pay us or to delay paying us for previous purchases.

During 2008, our five largest customers accounted for approximately 27% of our net revenues, with our largest customer, Wal-Mart Stores, Inc., accounting for approximately 16% of our net revenues. There can be no assurance that all significant customers will continue to purchase our products in the same quantities that they have in the past. The loss of any one of our significant customers or a material reduction in sales to a significant customer could have a material adverse effect on our sales and results of operations.

Increased price volatility for commodities we purchase may affect our profitability.

We are a major purchaser of commodities, including dairy, coffee, cocoa, wheat, corn products, soybean and vegetable oils, nuts, meat products, and sugar and other sweeteners. We also use significant quantities of plastic, glass and cardboard to package our products, and natural gas for our factories and warehouses. Price volatility for commodities we purchase has increased due to conditions outside of our control, including recent economic conditions, currency fluctuations, availability of supply, weather, consumer demand and changes in governmental agricultural programs. Although we monitor our exposure to commodity prices as an integral part of our overall risk management program, continued volatility in the prices of commodities we purchase could increase the costs of our products and services, and our profitability could suffer.

Our product sales depend on our ability to predict, identify and interpret changes in consumer preferences and demand, and on our ability to develop and offer new products rapidly enough to meet those changes.

Consumer preferences for food products change continually. Our success depends on our ability to predict, identify and interpret the tastes and dietary habits of consumers and to offer products that appeal to those preferences.

If we do not succeed in offering products that appeal to consumers, our sales and market share will decrease, and our profitability could suffer. We must be able to distinguish among short-term fads, mid-term trends and long-term changes in consumer preferences. If we are unable accurately to predict which shifts in consumer preferences will be long-term, or if we fail to introduce new and improved products to satisfy those preferences, our sales could decline. In addition, because of our varied consumer base, we must offer a sufficient array of products to satisfy the broad spectrum of consumer preferences. If we fail to expand our product offerings successfully across product categories or if we do not rapidly develop products in faster growing and more profitable categories, demand for our products will decrease and our profitability could suffer.

Prolonged negative perceptions concerning the health implications of certain food products could influence consumer preferences and acceptance of some of our products and marketing programs. For example, recently, consumers have been increasingly focused on health and wellness, including weight management and sodium consumption. Although we strive to respond to consumer preferences and social expectations, we may not be successful in these efforts. Continued negative perceptions and failure to satisfy consumer preferences could decrease demand for our products and adversely affect our profitability.

Legal claims or other regulatory enforcement actions could affect our sales, reputation and profitability.

As a large food company that operates in a highly regulated, highly competitive environment with growing retailer power and a constantly evolving legal and regulatory framework around the world, we are subject to heightened risk of legal claims or other regulatory enforcement actions. Legal claims or regulatory enforcement actions arising out of our failure or alleged failure to comply with applicable laws and regulations could adversely affect our sales, reputation and profitability.

In particular, selling products for human consumption involves inherent risks. We could be required to recall products due to product contamination, spoilage or other adulteration, product misbranding or product tampering. We may also suffer losses if our products or operations violate applicable laws or regulations, or if our products cause injury, illness or death. In addition, our marketing could be the target of claims of false or deceptive advertising or other criticism. A significant product liability or other legal judgment or a related regulatory enforcement action against us, or a widespread product recall, may adversely affect our profitability. Moreover, even if a product liability or consumer fraud claim is unsuccessful, has no merit or is not pursued, the negative publicity surrounding assertions against our products or processes could adversely affect our sales, reputation and profitability.

Increased regulation could increase our costs and affect our profitability.

Food production and marketing are highly regulated by a variety of federal, state, local and foreign agencies. New regulations and changes to existing regulations are issued regularly. Increased governmental regulation of the food industry, such as proposed requirements designed to enhance food safety or to regulate imported ingredients, could increase our costs and adversely affect our profitability.

As a multinational corporation, our operations are subject to additional risks.

We generated approximately half of our 2008 sales, 43% of our 2007 sales and 40% of our 2006 sales outside the United States. If the Cadbury acquisition is successful, the percentage of the combined company’s sales generated outside of the United States will increase. With operations in over 70 countries, our operations are subject to risks inherent in multinational operations, including:

•	fluctuations in currency values,

•	unpredictability of foreign currency exchange controls,

•	discriminatory fiscal policies,

•	compliance with a variety of local regulations and laws,

•	changes in tax laws and the interpretation of such laws,

•	difficulties enforcing intellectual property and contractual rights in certain jurisdictions, and

•	greater risk of uncollectible accounts and longer collection cycles.

In addition, certain jurisdictions could impose tariffs, quotas, trade barriers, and other similar restrictions on our sales. Moreover, our business operations could be interrupted and negatively affected by economic changes, geopolitical regional conflicts, terrorist activity, political unrest, civil strife, acts of war, and other economic or political uncertainties. All of these risks could result in increased costs or decreased revenues, either of which could adversely affect our profitability.

If we are unable to expand our operations in certain emerging markets, our growth rate could be negatively affected.

In 2007, we unveiled our strategies to grow our operations with increased focus on emerging markets, especially Brazil, Russia, China and other regions of Southeast Asia. The success of our operations depends in part on our ability to grow our business in these and other emerging markets. In some cases, emerging markets have greater political and economic volatility and greater vulnerability to infrastructure and labor disruptions. In addition, emerging markets are becoming more competitive as other companies grow globally and local, low cost manufacturers expand their production capacities. If we are unable to increase our business in emerging markets, our market share and profitability could be adversely affected.

We may not be able to consummate proposed acquisitions or divestitures successfully or integrate acquired businesses successfully.

From time to time, we may evaluate additional acquisition candidates in the future that would strategically fit our business objectives. If we are unable to complete acquisitions, or integrate successfully and develop these businesses to realize revenue growth and cost savings, our financial results could be adversely affected. In addition, from time to time, we divest businesses that do not meet our strategic objectives, or do not meet our growth or profitability targets. Our profitability may be affected by either gains or losses on the sales of, or lost operating income from, those businesses. Also, we may not be able to complete desired or proposed divestitures on terms favorable to us. Moreover, we may incur asset impairment charges related to acquisitions or divestitures, which may reduce our profitability. Finally, our acquisition or divestiture activities may present financial, managerial and operational risks, including diversion of management attention from existing core businesses, difficulties integrating or separating personnel and financial and other systems, adverse effects on existing business relationships with suppliers and customers, inaccurate estimates of fair value made in the accounting for acquisitions and amortization of acquired intangible assets which would reduce future reported earnings, potential loss of customers or key employees of acquired businesses, and indemnities and potential disputes with the buyers or sellers. Any of these activities could affect our product sales, financial condition and results of operations.

For information on the risks that relate to the Cadbury acquisition, please see the section of this Proxy Statement entitled “—Risk Factors Relating to the Proposed Cadbury Acquisition and the Offer.”

Business process improvement initiatives to simplify and harmonize our business processes may fail to operate as designed and intended.

We regularly implement business process improvement initiatives to simplify and harmonize our systems processes and to optimize our performance. Our current business process initiatives include, but are not limited to, our reorganization of our European operations, the delivery of a SAP enterprise resource planning application, and the outsourcing of certain administrative functions. If our business process improvement initiatives fail, our ability to improve existing operations, achieve anticipated cost savings and support future growth could be delayed.

The effects of volatile economic conditions on the credit markets and changes in our credit ratings could adversely affect our liquidity.

We use our commercial paper program, in addition to international credit lines, for daily funding requirements. In the event that we were unable to access the commercial paper markets, as a result of a downgrade in our credit ratings, disruptions in the commercial paper market or otherwise, and we were unable to satisfy our daily funding requirements, including refinancing any outstanding commercial paper, we would expect to draw on our $4.5 billion revolving credit facility. If such facility, which expires in November 2012, were not available to us at a future time when we were unable to satisfy our longer-term funding requirements, our liquidity would be negatively affected and we would be required to take other steps to support our liquidity. There can be no assurance that any alternative sources of liquidity would be available in the future at such time or what the terms of and costs associated with any such alternative sources would be. In addition, our credit rating depends generally on the amount of our debt and our ability to service our debt. A downgrade in our credit ratings, including as a result of incurring additional debt, would likely reduce the amount of commercial paper that we could issue, and could raise our borrowing costs for both short-term and long-term debt offerings.

Volatility in the equity markets or interest rates could substantially increase our pension costs and have a negative impact on our operating results and profitability.

At the end of 2008, the projected benefit obligation of our defined benefit pension plans was $9.3 billion and assets were $7.0 billion. The difference between plan obligations and assets, or the funded status of the plans, significantly affects the net periodic benefit costs of our pension plans and the ongoing funding requirements of those plans. Among other factors, changes in interest rates, mortality rates, early retirement rates, investment returns and the market value of plan assets can (a) affect the level of plan funding, (b) cause volatility in the net periodic pension cost, and (c) increase our future funding requirements. In addition, if we divest certain businesses, we may be required to increase future contributions to the benefit plans and the related net periodic pension cost could increase.

We expect to make approximately $410 million in contributions to our pension plans in 2009, which is approximately $190 million more than we made in 2008. We also expect that our net pension cost will increase by approximately $175 million to approximately $415 million in 2009. Volatile economic conditions increase the risk that we may be required to make additional cash contributions to the pension plans and recognize further increases in our net pension cost beyond 2009.

Risk Factors Relating to Cadbury’s Business

Additionally, we encourage you to read and consider other risk factors specific to Cadbury’s businesses (that may also affect the combined company after consummation of the Cadbury acquisition) described in the section entitled “Risk Factors” in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008, which Cadbury has filed with the SEC and which we have also incorporated by reference into this Proxy Statement. Please see “Incorporation by Reference” on page 74 of this Proxy Statement.

THE SPECIAL MEETING

Time, Date, Place and Purpose

Kraft Foods will hold a Special Meeting of Shareholders on            ,             , 2010, at          a.m. CST at                    in            .             will open at          a.m. CST. Directions to                    are included at the end of this Proxy Statement.

Shareholders are being asked to consider a proposal to approve Kraft Foods issuing up to                    shares of our common stock in connection with the Cadbury acquisition, including any issuance of shares of our common stock to finance the Cadbury acquisition.

Shareholders are also being asked to consider and vote on a proposal to approve any adjournment of the Special Meeting, including, if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes for such proposal.

Other than the matters described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Special Meeting. If any other matter is properly brought before the Special Meeting, your proxy gives authority to the proxies described therein to vote on such matters in their discretion.

Record Date and Shares Entitled to Vote

Only shareholders owning our common stock at the close of business on the Record Date are entitled to (a) receive notice of the Special Meeting, (b) attend the Special Meeting and (c) vote on all matters that properly come before the Special Meeting.

At the close of business on the Record Date,                    shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Special Meeting.

Voting Procedures

If your shares are owned directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a registered shareholder with respect to those shares. If your shares are held in a brokerage account or by a bank or other nominee, you hold the shares in street name.

If you are a registered shareholder, you may vote:

•	Via the Internet at www.eproxy.com/kft. The Internet voting system will be available 24 hours a day until 12:00 p.m. CST on , , 2010;

•

By telephone, if you are located within the U.S. and Canada. Call 1-800-    -     (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 12:00 p.m. CST on            ,                    , 2010;

•	By returning a properly executed proxy card. Your proxy card must be received before the polls close at the Special Meeting on , , 2010; or

•	In person at the Special Meeting. Please pre-register to attend the Special Meeting by following the pre-registration directions described below.

If you hold your shares in street name, you may vote:

•

Via the Internet at www.proxyvote.com (a 12-digit control number is required), by telephone, or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank, or other nominee makes available; or

•

In person at the Special Meeting. To do so, you must request a legal proxy from your broker or bank and present it at the Special Meeting. Please pre-register to attend the Special Meeting by following the pre-registration directions described below.

The persons named on the proxy card must vote your shares as you have instructed. If you do not give a specific instruction on any proposal scheduled for vote at the Special Meeting but you have authorized the proxies generally to vote, they will vote for each proposal in accordance with the Board’s recommendation on each matter. Your authorization would exist, for example, if you merely sign, date, and return your proxy card.

You may vote your shares via the Internet or by calling a toll-free number. If you received a paper copy of the proxy card or voting instruction form by mail, you may sign, date, and mail your properly executed proxy card or voting instruction form. Or you may vote in person at the Special Meeting. We include instructions about each option in this Proxy Statement and on the enclosed proxy card or voting instruction form. Your vote is important to us. Whether or not you plan to attend the Special Meeting, we encourage you to vote promptly.

Quorum

A quorum of shareholders is necessary to validly hold the Special Meeting. A quorum will be present if a majority of the outstanding shares of our common stock on the Record Date are represented at the Special Meeting, either in person or by proxy. Your shares will be counted for purposes of determining a quorum if you vote via the Internet, by telephone or by submitting a properly executed proxy card or voting instruction form by mail, or if you vote in person at the Special Meeting. Abstentions will be counted for determining whether a quorum is present for the Special Meeting. A quorum is only needed to approve the share issuance proposal and not to approve the adjournment proposal.

Vote Required

Under the NYSE rules, the approval of the share issuance proposal requires an affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of the total outstanding shares of our common stock (the “Outstanding Votes”). Votes FOR and AGAINST and abstentions count as votes cast (the “NYSE Votes Cast”). The NYSE Votes Cast must be greater than 50% of the total Outstanding Votes. Further, the number of votes FOR the proposal must be greater than 50% of the NYSE Votes Cast. Therefore, abstentions have the same effect as a vote AGAINST the proposal.

The NYSE rules do not permit brokers discretionary authority to vote on the approval of the share issuance proposal or the adjournment proposal. Therefore, if you hold shares of our common stock in street name (see Question 13 of the section of this Proxy Statement entitled “Questions and Answers About the Special Meeting and Voting”) and do not provide voting instructions to your broker, your shares will not be voted on the proposals.

Approval of the adjournment proposal requires that the number of votes cast FOR exceed the number of votes cast AGAINST, whether or not a quorum is present. Abstentions are not considered as voting FOR or AGAINST the adjournment proposal and will have no effect on the outcome of the adjournment proposal.

Proxy Solicitation

We bear the cost of soliciting your vote. In addition to mailing these proxy materials, our directors, officers, or employees may solicit proxies or votes in person, by telephone, or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks and brokerage firms in soliciting proxies from their customers and reimburse the banks and brokerage firms for related out-of-pocket expenses.

We retained Georgeson Inc. to aid in soliciting votes for the Special Meeting for a total fee of $75,000 plus reasonable expenses.

Change of Vote and Revocation of Proxies

If you are a registered shareholder and would like to change your vote after submitting your proxy but prior to the Special Meeting, you may do so by (a) signing and submitting another proxy with a later date, (b) voting again by telephone or the Internet, or (c) voting at the Special Meeting. Alternatively, if you would like to revoke your proxy, you may submit a written revocation of your proxy to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

If your shares are held in street name, contact your bank, broker or other nominee for specific instructions on how to change or revoke your vote. Please refer to Question 14 of the section of this Proxy Statement entitled “Questions and Answers About the Special Meeting and Voting” for additional details about voting.

Kraft Foods’ Auditors

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Special Meeting and accordingly will not make any statement or be available to respond to any questions.

ITEM 1

ISSUANCE OF SHARES OF OUR COMMON STOCK

IN CONNECTION WITH OUR PROPOSED ACQUISITION OF CADBURY

General

You are being asked to consider and vote on a proposal to approve Kraft Foods issuing up to                      shares of our common stock in connection with the proposed Cadbury acquisition, including any issuance of shares of our common stock to finance the Cadbury acquisition.

On November 9, 2009, we announced a firm intention to make an offer to acquire each outstanding Cadbury ordinary share, including each share represented by Cadbury ADSs, in exchange for 0.2589 shares of our common stock and 300 pence in cash. As one Cadbury ADS represents four Cadbury ordinary shares, holders of Cadbury ADSs will be entitled to receive 1.0356 shares of our common stock and 1,200 pence in cash for each Cadbury ADS they tender in the offer. We will make this offer on the terms set forth in our November 9 announcement and described in this Proxy Statement. The Cadbury Board may or may not recommend that Cadbury shareholders accept this offer. If Cadbury decides to recommend our proposed offer, it is possible that we will agree with Cadbury to acquire Cadbury through a U.K. “scheme of arrangement,” which is a court-approved acquisition voted on by Cadbury shareholders. The share issuance proposal gives us the flexibility to make this change without another shareholder vote.

Subject to certain limited exceptions, Section 312.03(c) of the NYSE listed company manual requires that our shareholders approve any issuance of shares of common stock in any transaction or series of related transactions if (a) the common stock will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance or (b) the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock.

Based upon publicly available information as of                     , 2009, if we acquire 100% of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs, and assuming all outstanding options to purchase Cadbury ordinary shares are exercised, on the financial terms described in this Proxy Statement, we expect to issue up to              shares of our common stock. Because this number will be greater than 20% of the total number of shares of our common stock outstanding prior to the issuance, we are required to obtain shareholder approval for issuing these shares under the listing requirements of the NYSE.

These estimates assume that:

•

all of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs, the total number of which is                    as of                     , 2009, are exchanged for shares of our common stock pursuant to the terms of the offer set forth in our November 9 announcement and described in this Proxy Statement; and

•

all outstanding options to purchase Cadbury ordinary shares, of which there were reported to be                      as of             , vest upon the consummation of the offer, are exercised for Cadbury ordinary shares (assuming the aggregate exercise price of such options is satisfied in cash) and are exchanged for shares of our common stock pursuant to the terms of the offer set forth in our November 9 announcement and described in this Proxy Statement.

It is also possible that we will decide to issue common stock, or securities convertible into common stock, in a public or private offering to finance the Cadbury acquisition. Under NYSE rules, such issuance might be considered part of the Cadbury acquisition for the purpose of the 20% threshold described above.

If we decide to make any related public or private offering of our common stock, or if any term of the Cadbury acquisition described in this Proxy Statement changes, in each case in a manner that we believe is material to our shareholders, we will supplement this Proxy Statement to inform you of such change and, if legally required, resolicit proxies from our shareholders.

Your approval of Item 1 will constitute an approval of the share issuance in connection with the proposed Cadbury acquisition, including any related financing transaction, regardless of the form of or procedures or final terms for the acquisition or financing.

Additionally, subject to certain limited exceptions, Section 312.03(b) of the NYSE listed company manual requires shareholder approval prior to the issuance of common stock in any transaction or series of related transactions, to:

•	a director, officer or substantial security holder of the company (each a “related party”);

•	a subsidiary, affiliate or other closely related person of a related party; or

•	any company or entity in which a related party has a substantial direct or indirect interest,

if, in any such case the number of shares of common stock to be issued exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.

If the issuance of our common stock in connection with the Cadbury acquisition, including any financing transaction, is deemed to require shareholder approval under this rule, the approval of Item 1 by our shareholders will also constitute approval for such purpose.

Effect of Shareholder Approval

We estimate that, if we issued all                    of the shares we are seeking approval to issue, existing Kraft Foods shareholders would own approximately     % of the shares of our common stock outstanding immediately after the offer is completed. For a discussion of the assumptions on which we based this estimate, please see the section of this Proxy Statement entitled “The Offer—Ownership of Kraft Foods After Completion of the Cadbury Acquisition.”

Registration Statement

We expect to file a registration statement on Form S-4 to register with the SEC the shares of our common stock to be issued to the Cadbury shareholders in connection with the proposed Cadbury acquisition. We may also file amendments to that registration statement. You should read the Form S-4 and any amendments, if and when we file them, as they will contain important information. If the form of the Cadbury acquisition changes to a U.K. “scheme of arrangement,” the Form S-4 will not be required. You may obtain copies of the Form S-4 (and any amendments) if and when we file it free of charge from the SEC at the SEC’s web site at www.sec.gov, at our web site at www.transactioninfo.com/kraftfoods or by directing a request to:

Mail:	Fax:	E-mail:

Kraft Foods Inc. c/o Georgeson Inc. Attention: Christopher Cinek 199 Water Street, 26th Floor New York, NY 10038	(877) 260-0406 (toll-free within the U.S.) (212) 440-9009 (from outside the U.S.) Attention: Christopher Cinek	ccinek@georgeson.com

Preemptive Rights

Holders of our common stock will not have preemptive rights in connection with the share issuance.

Appraisal/Dissenters’ Rights

No appraisal or dissenters’ rights are available to our shareholders in connection with the share issuance proposal or the Cadbury acquisition.

Recommendation of the Board

The Board has unanimously determined that the issuance of shares of our common stock in connection with the proposed acquisition of Cadbury, including any related financing transaction, is in the best interest of Kraft Foods and its shareholders. The Board unanimously recommends that you vote for the share issuance proposal.

Reasons for the Cadbury Acquisition and Share Issuance

In evaluating our proposed acquisition of Cadbury, including issuing shares of our common stock in connection with the Cadbury acquisition, our Board consulted with our management, as well as our legal and financial advisors, and, in reaching its decision to recommend the issuance of shares of our common stock in connection with the proposed Cadbury acquisition, our Board considered a number of factors. These factors included the following:

•	Facilitate the Cadbury Acquisition—The share issuance will facilitate the Cadbury acquisition.

•

Compelling Financial Rationale—We believe that the financial rationale for the share issuance and the Cadbury acquisition is compelling and will provide short- and long-term benefits to our existing shareholders. In particular, we believe that:

•

the Cadbury acquisition will be accretive to earnings in the second year following completion on a cash basis (which excludes the one-time expenses related to the Cadbury acquisition and the impact of non-cash items such as the amortization of intangibles after the acquisition);

•	the Cadbury acquisition is supported by our balance sheet and will deliver a return on investment in excess of our cost of capital within an acceptable timeframe;

•	we will retain our investment-grade credit rating; and

•	we will maintain our dividend.

•	Global Powerhouse—We believe the Cadbury acquisition would build on a global powerhouse in snacks, confectionery and quick meals, with an exceptional portfolio of leading brands around the world.

•

Increased Scope—We believe the Cadbury acquisition would create a combined company that is a global confectionery leader. The combined company is expected to have a portfolio that includes more than 40 confectionery brands each with annual sales in excess of $100 million. Globally, the combined company is expected to be number one in the chocolate and sugar confectionery segments and a strong number two in the high growth gum segment.

•

Complementary Brands—We believe that Cadbury’s leading brands such as Cadbury, Trident, and Halls are highly complementary to our portfolio and would benefit from our global scope, scale and array of proprietary technologies and processes.

•

Increased Scale—We believe that confectionery markets are consolidating and scale is becoming increasingly important, in part due to retailers’ increasing bargaining power, control of the supply chain and growing portfolio of their own retailer brands, which have benefited from the global economic climate. We believe that the combination of Kraft Foods and Cadbury would provide the necessary scale to compete even more effectively in the confectionery sector. Furthermore, as our customers grow and consolidate, we believe that there are benefits to growing along with them and that the Cadbury acquisition will allow us to act as a stronger partner, create efficiencies for both partners and maintain balance as our customers increase their scale.

•

Strengthened Geographic Footprint—Cadbury’s geographic footprint is complementary to ours. Importantly, the Cadbury acquisition would increase scale in developing markets for both companies. Our operations in developing markets currently deliver revenues twice those of Cadbury’s. Our businesses in Brazil, China and Russia are, in the aggregate, about three times larger than Cadbury’s businesses in those countries. Conversely, we believe that Cadbury would provide us with a meaningful entry into India and South Africa and would be transformational in Mexico. We also believe that the combined company would have improved positions in several developed markets, such as France and Spain.

•

Complementary Routes to Market—We believe that Kraft Foods’ and Cadbury’s routes to market are highly complementary. We believe that we are particularly strong in the grocery channel in North America and Western Europe. We believe that Cadbury is well positioned in instant consumption channels, which have become increasingly important in both developed and developing markets. It is anticipated that the Cadbury acquisition will provide an enhanced platform for the combined company to distribute both Cadbury and Kraft Foods’ products through both channels and create an attractive opportunity for higher growth and margins.

•

Meaningful Cost Savings and Other Synergies—Although no assurance can be given that any particular level of cost savings and other synergies will be achieved, we believe the Cadbury acquisition will provide the potential for meaningful revenue synergies over time from investments in distribution, marketing and product development. In addition, we believe that there is a significant opportunity to realize substantial annual pre-tax cost savings.

Our Board also considered the potential risks of the share issuance, the Cadbury acquisition and the offer, including those set forth in the section of this Proxy Statement entitled “Risk Factors.”

The foregoing discussion of the information and factors considered by our Board is not intended to be exhaustive, but is believed to include the material factors considered by our Board. In view of the wide variety of factors considered by our Board in connection with its evaluation of the share issuance, the offer and the Cadbury acquisition, our Board did not consider it practical to, and did not, quantify, rank or otherwise assign specific weights to the factors that it considered in reaching its determination and recommendation. In considering the factors described above and other factors, individual members of our Board may have given different weight to different factors. Our Board considered this information as a whole, and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendation.

This explanation of our Board’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, you should read them in light of the factors discussed in the section of this Proxy Statement entitled “Forward-Looking Statements.”

Timing of the Cadbury Acquisition

Under the U.K. Takeover Code, the offer to acquire Cadbury ordinary shares, including those represented by Cadbury ADSs, must become or be declared wholly unconditional by the 60th day after we commence the offer or the offer will lapse, unless the U.K. Takeover Panel consents to a further extension or a competing offer is made for Cadbury. The offer will become or be declared wholly unconditional when all of the conditions of the offer, as described in the section of this Proxy Statement entitled “The Offer—Conditions of the Offer,” have been satisfied or validly waived. We anticipate that if the Cadbury acquisition is consummated on the terms set forth in our November 9 announcement and described in this Proxy Statement and that if we acquire sufficient shares to enable us to implement a compulsory acquisition, we will be able to acquire all of the outstanding share capital of Cadbury in the first quarter of 2010.

ITEM 2

ADJOURNMENT OF THE SPECIAL MEETING

Shareholders are being asked to consider and vote upon a proposal to approve any adjournment of the Special Meeting, including, if necessary, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes to approve such share issuance proposal.

Our Board unanimously recommends that you vote for the adjournment proposal.

THE COMPANIES

Kraft Foods

We are the world’s second largest food company, with revenues of $41.9 billion and earnings from continuing operations before income taxes of $2.6 billion in 2008. Our approximately 100,000 employees worldwide manufacture and market packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products. We sell our products to consumers in approximately 150 countries. At December 31, 2008, we had operations in more than 70 countries and made our products at 168 manufacturing and processing facilities worldwide. At September 30, 2009, we had net assets of $25.2 billion and gross assets of $66.7 billion. We are a member of the Dow Jones Industrial Average, Standard & Poor’s 500, the Dow Jones Sustainability Index and the Ethibel Sustainability Index.

Our portfolio includes nine brands with annual revenues exceeding $1.0 billion each, including Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Maxwell House and Jacobs coffee; Nabisco cookies and crackers; Oreo cookies; Milka chocolates and LU biscuits. Our portfolio also includes more than 50 brands which each generate annual revenues of more than $100 million, including Côte d’Or, Toblerone, Marabou and Alpen Gold chocolates; Royal biscuits; and Kenco, Carte Noire and Grand’ Mère coffees.

Our strategy is centered on marketing and developing leading consumer brands and pursuing growth opportunities consistent with consumer trends in order to deliver shareholder value. Our increasing investment in snacks and quick meals and our portfolio of iconic brands aligns with growing consumer interest in convenience products and premium brands. Our focus on snacks and confectionery products fits well within our strategy of growth in instant consumption channels.

Four priorities have shaped our long-term strategy:

•

focusing on growth categories to transform into a leading snack, confectionery and quick meals company. This is being achieved through exiting lower growth, lower margin businesses and reinvigorating high cash flow businesses to fund growth;

•	expanding our footprint in rapidly growing developing markets to benefit from trading up by consumers and achieving the scale to establish cost-efficient infrastructure in key geographies;

•	increasing our presence in instant consumption channels as they continue to gain share versus grocery channels in the U.S. and European Union; and

•	enhancing our margins by improving our portfolio mix and reducing costs while investing in quality.

We believe our key competitive strengths include:

•	our global scale;

•	our portfolio of leading brands;

•	a leading sales and distribution system;

•	a proven track record of acquiring and integrating new businesses; and

•	an experienced management team.

We are a Virginia corporation with principal executive offices at Three Lakes Drive, Northfield, IL 60093. Our telephone number is (847) 646-2000 and our Internet address is www.kraftfoodscompany.com.

Our common stock trades on the NYSE under the symbol “KFT.”

Cadbury

Cadbury is an international confectionery business that generated £5.4 billion in total revenue from its global operations in 2008. At December 31, 2008, Cadbury operated in over 60 countries and had over 45,000 employees. Cadbury’s principal product segments are: chocolate, which contributed 46% of Cadbury’s revenue in 2008; gum, which contributed 33% of Cadbury’s revenue in 2008; and candy, which contributed 21% of Cadbury’s revenue in 2008 (in each case, excluding the revenues of Reading Scientific Services Limited).

Cadbury’s major brands by segment include:

•	Chocolate—Cadbury Dairy Milk, Cadbury Creme Egg, Flake, and Green & Black’s;

•	Gum—Trident, Hollywood, Stimorol, Dentyne, Clorets, and Bubbaloo; and

•	Candy—Halls, Maynard’s, The Natural Confectionery Co. and Cadbury Eclairs.

Cadbury is registered under the laws of England and Wales as a public limited company with its registered office (principal executive office) at Cadbury House, Sanderson Road, Uxbridge, England, UB8 1DH. Its telephone number is +44 1895 615000 and its Internet address is www.cadbury.com.

Cadbury ordinary shares trade on the London Stock Exchange under the symbol “CBRY.” Cadbury ADSs trade on the NYSE under the symbol “CBY.”

BACKGROUND OF THE PROPOSED CADBURY ACQUISITION

We continually review our strategic alternatives. In the summer of 2009, we gave serious consideration to whether or not a business combination with Cadbury could be accomplished on favorable terms.

On August 20, 2009, our Board met with members of senior management and certain of our financial advisors. The Board authorized Ms. Irene Rosenfeld, our Chairman and Chief Executive Officer, to approach Cadbury to ascertain its interest in a business combination.

On August 28, 2009, Ms. Rosenfeld met with Mr. Roger Carr, the Chairman of Cadbury, in London to express our interest in pursuing a business combination with Cadbury. Ms. Rosenfeld informed Mr. Carr that our Board had authorized her to make a proposal to acquire all of the outstanding Cadbury ordinary shares for 300 pence in cash and 0.2589 new shares of Kraft Foods common stock per Cadbury ordinary share. That same day, Ms. Rosenfeld sent Mr. Carr the following letter confirming their conversation and the proposal put forth by Ms. Rosenfeld at the meeting (footnotes omitted):

28 August 2009

Mr. R. Carr

Cadbury plc

Cadbury House

Sanderson Road

Uxbridge

UB8 1DH

Dear Roger,

I very much enjoyed meeting you this morning. As I explained, we believe that the combination of our companies would provide a compelling value proposition for both our shareholders. As analysts and industry observers have long speculated, our two great companies are highly complementary and a combination makes a great deal of strategic and financial sense. We believe that now is the time to pursue a transaction as a result of the significant opportunities available to both of us. We look forward to engaging in constructive, friendly discussions and working toward a positive outcome on a recommended basis.

We have great respect and admiration for Cadbury plc (“Cadbury”), its employees, its leadership and its proud heritage. We have also taken note of your recent performance and the successful ongoing implementation of your Vision Into Action programme. However, we believe that Cadbury’s prospects, ability to fully realise operational efficiencies and capacity to invest are necessarily constrained given its limited scale and scope relative to larger global competitors. We see few catalysts for sustained future value creation for Cadbury as a standalone entity. In contrast, we have concluded that we can strengthen both our companies by bringing them together, enhancing our worldwide scale and scope, and capitalising on significant opportunities to build a global leader in the food and snacking industry for the benefit of all of our respective stakeholders. In so doing, we are eager to build upon the success of your iconic brands and strong British heritage through increased investment and innovation.

Accordingly, I am writing to set out the details of a possible offer to combine Cadbury and Kraft Foods Inc. (“Kraft Foods”) (a “Possible Offer”), as approved by the Board of Directors of Kraft Foods. Subject to the pre-conditions set out below, Kraft Foods is prepared to offer 300 pence in cash and 0.2589 new Kraft Foods shares per Cadbury share, which values each Cadbury share at 755 pence (based on yesterday’s closing price of $28.42 for a Kraft Foods share and an exchange rate of 1.617 $/£). This price represents an attractive premium to any measure of the standalone value of Cadbury and fully reflects your recent performance and prospects. Specifically, this price represents a premium of:

•	44% over Cadbury’s share price of 524 pence on 3 July 2009, prior to recent analyst suggestions regarding potential sector consolidation;

•	37% over Cadbury’s 90-day average share price of 553 pence in the period up to 27 August 2009, the last business day preceding this letter; and

•	31% over Cadbury’s share price of 578 pence at close yesterday.

We would also point out that this price is beyond any price at which Cadbury’s shares have traded since the demerger.

The Possible Offer would provide your shareholders with both value certainty and the opportunity to enjoy the significant value upside in the combined entity’s attractive growth prospects and considerable synergies. Kraft Foods would also offer a mix and match facility under which Cadbury shareholders could elect, subject to availability, to vary the proportions in which they would receive cash and new Kraft Foods shares.

I believe that the strategic and financial rationale for this transaction is compelling. The transaction would create:

•	a company with approximately $50 billion in revenues, with leading shares in snacking and an exceptional portfolio of confectionery and biscuit brands around the world;

•	a geographically diversified combined business, with leading positions and significant scale in key developing markets including India, Mexico, Brazil, China and Russia;

•	a strong presence in instant consumption channels in both developed and developing markets, expanding the reach and margin potential of the combined business; and

•

the potential for meaningful revenue synergies over time from investments in distribution, marketing and product development, as well as a significant opportunity to realise pre-tax cost savings of at least $625 million annually through increased operational efficiencies.

Kraft Foods has a proven track record of successfully completing and integrating strategic combinations to build iconic brands and multi-national businesses, including the acquisitions of LU in 2007 and Nabisco in 2000.

A combination with Cadbury is consistent with Kraft Foods’ stated strategic objective to build a high-performing global company by reframing our categories, capitalising on our established sales capabilities and driving down costs without compromising our commitment to high quality. Over the past three years, we have successfully positioned Kraft Foods for sustainable, profitable growth. A combination with Cadbury would mark a logical next step in our transformation as we shape the company into a more global, higher-growth and higher-margin entity.

Together, we would draw on the collective strengths of our two organisations and create a stronger, more competitive global company for the benefit of all stakeholders. We believe that the growth prospects and global scope of the enlarged entity should lead to increased opportunities for talented employees and managers of both companies. In addition, we confirm that the existing contractual employment rights, including pension rights, of all employees of Cadbury would be fully safeguarded.

The consideration required for the Possible Offer would be provided from a combination of Kraft Foods’ existing funds, new debt and the issuance of equity. Financing would be on the basis that Kraft Foods would maintain an investment-grade credit rating. The significant cash flow of the enlarged entity following a combination would allow for rapid debt paydown and the continued funding of growth initiatives.

We, together with our legal advisers, have undertaken an analysis in relation to anti-trust matters. The complementary nature of our two businesses means that any antitrust concerns will be few, and limited in scope: we are confident that any issues can be appropriately addressed within the envisaged implementation timeframe. In this regard, we would suggest that our respective legal advisers meet at your earliest convenience, in order for our advisers to explain their analysis, and for next steps to be identified.

We believe it is in all parties’ interests to progress this transaction as swiftly as possible. Our senior management and advisers have already completed extensive analysis and due diligence based on publicly available information. Accordingly, our due diligence requirements are limited, confirmatory in nature and capable of being addressed within a compressed timeframe. Lazard is acting as our lead financial adviser. We have also retained Centerview Partners, Citigroup and Deutsche Bank as financial advisers. Our legal advisers are Clifford Chance; Cravath, Swaine & Moore; Gibson, Dunn & Crutcher; and Arnold & Porter.

It is Kraft Foods’ preference to implement any offer by means of a scheme of arrangement but we reserve the right to change this to a general offer. Any offer, if made, would be subject to the terms and conditions usually attaching to a scheme of arrangement, or offer, involving a UK public company.

The making of any offer would be subject to the following pre-conditions:

•	satisfactory completion of a limited due diligence review by Kraft Foods, including access to Cadbury’s internal plan and projections;

•	Kraft Foods obtaining satisfactory financing; and

•	a unanimous recommendation by the directors of Cadbury to vote in favour of the scheme, or if relevant, to accept the offer.

For the avoidance of doubt, this letter should not be construed in any regard as constituting an offer or evincing an intention to make an offer or inviting an offer or imposing an obligation to make an offer for Cadbury and any of its securities or otherwise giving rise to legal relations (save for the obligation to keep its terms confidential) and, in particular, does not constitute a firm intention to make an offer for the purposes of Rule 2.5 of The City Code on Takeovers and Mergers. This proposal is made on a strictly private and confidential basis. This letter shall be governed by and construed in accordance with English law.

We trust that our proposal makes clear our level of seriousness and enthusiasm for pursuing this opportunity. We are willing to commit substantial time and financial resources to do so. This matter has the highest priority for Kraft Foods and we are keen to have our advisers and executive team engage with yours so that we can progress this proposal in an expeditious manner.

Per our conversation, I look forward to hearing from you shortly.

Yours sincerely,

Irene B. Rosenfeld

On August 31, 2009, Ms. Rosenfeld received the following letter from Mr. Carr stating that the Cadbury Board was not interested in the proposed business combination with Kraft Foods:

August 31, 2009

Ms. Irene B. Rosenfeld

Chairman & Chief Executive Officer Kraft Foods

Three Lakes Drive

Northfield, Illinois

60093

Dear Irene,

I have discussed your letter of 28 August with the Board of Directors of Cadbury plc.

The Board believes strongly in both the strategy and prospects of Cadbury as an independent company. The Cadbury business is unique in both category and geographical scope and we are confident in our standalone growth prospects.

As you will no doubt have seen, we are delivering against our Vision into Action plan as clearly demonstrated by our performance and we have the strength in our brands, together with the necessary scale in our categories and the management capacity to deliver substantial value to our shareholders.

Your proposal is unsolicited, unattractive and fundamentally undervalues Cadbury. Accordingly the Board, with the unqualified support of its advisers (Goldman Sachs, Morgan Stanley and UBS), unanimously rejects your proposal and confirms its commitment to its independent strategy.

Yours sincerely,

Roger Carr

Chairman, Cadbury plc

On September 7, 2009, concurrently with our public announcement of our proposal to acquire Cadbury, Ms. Rosenfeld sent Mr. Carr the following letter:

7 September 2009

Mr. R. Carr

Cadbury plc

Cadbury House

Sanderson Road

Uxbridge

UB8 1DH

Dear Roger,

Thank you for your letter in response to our discussion on 28 August and the letter I sent to you as a follow-up outlining our possible offer (a “Possible Offer”) for Cadbury plc (“Cadbury”). I have given careful consideration to your response.

Although I am disappointed that you rejected unequivocally our proposal, I remain committed to working toward a recommended offer and to maintaining a constructive dialogue. We are therefore disclosing publicly our Possible Offer as a means to encourage and further that process.

I continue to believe strongly in the strategic rationale for combining our two companies and that our Possible Offer represents an attractive premium and a compelling value proposition for your shareholders.

As I outlined during our meeting, I believe we can strengthen both of our companies by bringing them together, enhancing their worldwide scale and scope, and capitalising on significant opportunities, building on the position of Kraft Foods Inc. (“Kraft Foods”) as a global powerhouse in snacks, confectionery and quick meals for the benefit of all of our respective stakeholders.

We understand the great sense of pride that you and your team have for Cadbury and its brands. We also have a long history of respecting and building iconic brands like Oreo, LU, Milka, Toblerone, Kenco, Philadelphia and Dairylea to name just a few. Kraft Foods is committed to building upon Cadbury’s success and strong British heritage through increased investment and innovation.

Our extensive combined global business network would create opportunities for talented Cadbury employees and managers across all areas of the combined enterprise. We would augment Kraft Foods’ and Cadbury’s world-class capabilities by employing a “best of both” focus, from sales and marketing to distribution and manufacturing. For example, we believe we would be in a position to continue to operate the Somerdale facility, which is currently planned to be closed, and invest in Bournville, thereby preserving UK manufacturing jobs.

I also want to reiterate that our Possible Offer represents a compelling value proposition for your shareholders. Given the proposed consideration mix of cash and shares, they would enjoy both value certainty and significant potential upside in the combined entity’s attractive growth prospects and meaningful synergies. As we discussed, and as I noted in my previous letter to you, we commend you on your successful ongoing implementation of Vision Into Action (“VIA”). I believe Cadbury’s share price already reflects its prospects as a standalone entity and the benefits of VIA. Our Possible Offer therefore not only takes into account these factors, but also provides a significant premium and, I believe, significantly more value for your shareholders than Cadbury could create independently.

Together, we can draw on the collective strengths of our two organisations to create a stronger, more competitive global company for the benefit of all our stakeholders. I would ask you to reconsider your rejection of our Possible Offer and would welcome a constructive dialogue.

Yours sincerely,

Irene B. Rosenfeld

For the avoidance of doubt, this letter should not be construed in any regard as constituting an offer or evincing an intention to make an offer or inviting an offer or imposing an obligation to make an offer for Cadbury and any of its securities or otherwise giving rise to legal relations and, in particular, does not constitute a firm intention to make an offer for the purposes of Rule 2.5 of The City Code on Takeovers and Mergers. This letter shall be governed by and construed in accordance with English law.

On September 7, 2009, we issued a press release setting forth the terms of our proposal and the text of our August 28, 2009 and September 7, 2009 letters.

On the same day, September 7, 2009, the Cadbury Board summarily rejected our proposal in the following statement issued via press release:

In response to the announcement by Kraft Foods Inc. (“Kraft Foods”), Cadbury plc (“Cadbury” or the “Group”) confirms that it recently received an unsolicited proposal from Kraft Foods regarding a possible share and cash offer for the Group which is conditional on, inter alia, financing and due diligence. The Board of Cadbury reviewed the proposal with its advisers and rejected it.

The Board is confident in Cadbury’s standalone strategy and growth prospects as a result of its strong brands, unique category and geographic scope and the continued successful delivery of its Vision into Action plan. The Board believes that the proposal fundamentally undervalues the Group and its prospects.

On September 12, 2009, Ms. Rosenfeld received the following letter from Mr. Carr reiterating Cadbury’s opposition to our proposal and Cadbury’s commitment to remaining an independent company.

Dear Irene,

In my letter of 31st August, I informed you that the Board had rejected your unsolicited proposal on the grounds that it is unattractive and fundamentally undervalues Cadbury. Under your proposal, Cadbury would be absorbed into Kraft Foods’ low growth, conglomerate business model, an unappealing prospect which contrasts sharply with our strategy to be a pure play confectionery company. I also re-affirmed the Board’s confidence in our future prospects as an independent company. There is nothing in your letter dated 7th September, or your various announcements on and since that date, to change our view.

I would like to take the opportunity to expand on some points I made in my letter.

Over the past few years, Cadbury has completed a major corporate transformation through the acquisition of Adams and the demerger and sale of our beverage businesses. The disposal of Beverages provides the clear business focus we believe essential to achieve outstanding performance.

We have created a pure play confectionery business with strong brands occupying leading market positions in both developed markets and high growth emerging economies – a business of considerable inherent value, impossible to replicate and with a unique position in the global confectionery market. We have a clear set of targets, a track record of delivery accepted by the market and value enhancing plans to further exploit our proven growth platforms.

We have demonstrated through our performance to date that we have the scale, capabilities and resource to deliver on our commitments to shareholders. Since the Adams acquisition, our confectionery business has delivered top line growth of over 6%, we have increased our global market share by over 100 bps and generated comparable margin growth of over 200 bps, all while materially increasing spend on marketing and science and technology to drive innovation.

We have been able to demonstrate both organic and inorganic growth. The acquisition of Adams, together with more recent acquisitions, including Intergum and Sansei, provided scale and new growth opportunities in attractive product areas of gum and candy together with exposure to emerging markets that complemented our powerful British Commonwealth heritage.

Our integration of Adams achieved combined cost and revenue synergies of 14% by the end of 2006. We achieved this performance by reinvigorating sales growth, re-stimulating the acquired brands through increased marketing investment and widening the product range through greater commitment to product innovation.

We understand the attraction of our business and fully appreciate the value and benefits it would offer to those looking for superior growth and exposure to our attractive product segments and markets. Equally, the quality of our management, the momentum of our business, the power of our brands, the strength of our market positions and the spread of our global footprint continue to underpin our belief in the business and its prospects as an independent entity.

Finally, I would emphasise that the delivery of value to our shareholders remains at the top of our agenda. Your proposal is for Cadbury shareholders to exchange shares in a pure-play confectionery business for cash and shares in Kraft Foods, a company with a considerably less focused business mix and historically lower growth. In addition, the proposal is of uncertain value for Cadbury shareholders as underlined by the movement in the Cadbury share price since your announcement. Your proposal fundamentally fails to reflect the current value of Cadbury as a standalone business, its growth prospects and the potential synergies of a combined entity.

We are committed to the delivery of optimum value to our shareholders and our Board remains convinced that this is achieved through continuing to deliver our standalone pure play confectionery strategy.

Yours sincerely

Roger Carr

Chairman, Cadbury plc

During October 2009, our Board met on several occasions with management and certain of our financial advisors to discuss the due diligence investigation conducted to date with respect to Cadbury by certain of our legal and other advisors, discuss the terms of the proposed Cadbury acquisition and to approve the bridge financing described in the section of this Proxy Statement entitled “The Offer—Financing of the Cadbury Acquisition.”

On November 6, 2009, our Board met with management and certain of our financial advisors. At this meeting, our Board approved the terms of the Cadbury acquisition as set forth in our November 9 announcement and described in this Proxy Statement, including issuing shares of our common stock in connection with the Cadbury acquisition and the recommendation that our shareholders vote for the share issuance proposal and for the adjournment proposal.

On November 9, 2009, we announced a firm intention to make an offer to acquire all of the outstanding Cadbury ordinary shares, including those represented by ADSs, on the terms set forth in our November 9 announcement and described in this Proxy Statement.

On that same day, November 9, 2009, the Cadbury Board issued a statement recommending that Cadbury shareholders reject our offer.

THE OFFER

Terms of the Offer

On November 9, 2009, we announced a firm intention to make an offer to acquire each outstanding Cadbury ordinary share, including each share represented by Cadbury ADSs, in exchange for 0.2589 shares of our common stock and 300 pence in cash. As one Cadbury ADS represents four Cadbury ordinary shares, holders of Cadbury ADSs will be entitled to receive 1.0356 shares of our common stock and 1,200 pence in cash for each Cadbury ADS they tender in the offer. We will be making the offer for all outstanding Cadbury ordinary shares, including those represented by Cadbury ADS, as follows:

•

all holders of Cadbury ordinary shares who are U.S. holders and all holders of Cadbury ADSs, wherever located, will receive the prospectus/offer to exchange and related transmittal materials that we will file with the SEC as part of a registration statement on Form S-4; and

•	all holders of Cadbury ordinary shares who are not U.S. holders will receive U.K. offer documents,

in each case if, pursuant to the law and regulations applicable to such holders, they are permitted to receive the relevant documents.

The offer will include a mix and match facility whereby Cadbury shareholders who validly accept the offer may elect to vary the proportions in which they receive shares of our common stock and cash subject to off-setting elections being made by other Cadbury shareholders. To the extent that elections cannot be satisfied in full, they will be reduced on a pro rata basis. Further, under all circumstances, the number of shares of common stock we will issue and the total cash consideration we will pay in the offer will not change as a result of elections under the mix and match facility.

If we acquire 90% or more of the Cadbury ordinary shares, including those represented by Cadbury ADSs, to which the offer relates, we intend to acquire the remaining Cadbury ordinary shares, including those represented by Cadbury ADSs, that we do not own through a “compulsory acquisition” procedure under the United Kingdom Companies Act of 2006, as amended. Cadbury shareholders will not have the right to vote in a compulsory acquisition. In a compulsory acquisition, Cadbury shareholders who do not accept the offer will receive the same consideration received by any accepting Cadbury shareholder in the offer, which includes the opportunity to elect, subject to availability, to participate in a mix and match facility. If we do not achieve this 90% threshold, the compulsory acquisition procedure cannot be implemented.

We reserve the right, in our sole discretion, at any time and from time to time consistent with the U.K. Takeover Code and U.S. tender offer rules, to change the terms of the offer including, among other things, by increasing the number of shares of common stock or amount of cash payable in the offer or introducing alternative forms or mixes of consideration that Cadbury shareholders may elect to receive or changing the form of or procedures for the Cadbury acquisition. If any term of the Cadbury acquisition set forth in our November 9 announcement and described in this Proxy Statement changes in a manner that we believe is material to our shareholders, we will supplement this Proxy Statement to inform you of the change and, if legally required, resolicit proxies from our shareholders.

Conditions of the Offer

The offer will be subject to the fulfillment of the conditions described below and other conditions that are customary for a comparable offer for a U.K. company. The offer will lapse unless these conditions have been and remain satisfied, fulfilled or, if capable of waiver, waived prior to the expiration of the offer. We cannot waive the “minimum acceptance condition,” the “shareholder approval condition” or the “NYSE listing condition” described below. We reserve the right to waive, in whole or in part, any or all of the other conditions of the offer, subject to applicable laws and regulations.

•	Minimum acceptance condition—We shall have received valid acceptances prior to expiration of the offer in respect of not less than 90% (or such lower percentage as we may decide) of the Cadbury ordinary shares to which the offer relates, including those represented by Cadbury ADSs, and of the voting rights attached to those shares; provided, that this condition will not be satisfied unless we have acquired or agreed to acquire more than 50% of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs. The minimum acceptance condition cannot become or be declared satisfied until all of the other conditions have been satisfied, fulfilled or to the extent permitted, waived.

•	Shareholder approval condition—Our shareholders shall have approved all proposals required under certain rules of the NYSE to approve the issuance of our common stock in connection with the offer.

•

NYSE listing condition—The shares of our common stock to be issued in connection with the offer shall have been approved for listing on the NYSE and the registration statement on Form S-4 relating to such shares shall have been declared effective by the SEC and no stop order shall have been issued or proceedings for suspension of the effectiveness of the registration statement shall have been initiated by the SEC.

•

Antitrust approval conditions—We shall have received all applicable competition and antitrust approvals, including those from the European Commission and all applicable waiting periods under applicable competition or antitrust laws, including under the HSR Act, shall have expired or terminated. In addition, no antitrust regulator or body shall have instituted any action or proceeding that would or might:

•	make the offer void or illegal;

•

require, prevent or delay the divesture by any of Kraft Foods, Cadbury or their respective subsidiaries of all or part of its business or impose any limitation on its ability to conduct its business; or

•	impose any limitation on the ability of any of Kraft Foods, Cadbury or their respective subsidiaries to conduct, integrate or coordinate its business.

The U.K. Takeover Code requires us to obtain the consent of the U.K. Takeover Panel before we can invoke any condition to the offer (other than the minimum acceptance condition and conditions in respect of European Commission merger approval). In practice, even if a condition has not been satisfied by its terms, the U.K. Takeover Panel will only give such consent where the circumstances underlying the failure of the condition are of material significance to us in the context of the offer. Because of this consent requirement, the conditions may provide us less protection than the customary conditions in a comparable offer for a U.S. company. Please see the section of this Proxy Statement entitled “Risk Factors—Risk Factors Relating to the Proposed Cadbury Acquisition and the Offer—Even if a material adverse change to Cadbury’s business were to occur in certain circumstances, we may not be able to invoke the offer conditions and terminate the offer which could reduce the value of the our common stock.”

Accounting Treatment

We will account for the Cadbury acquisition in accordance with accounting principles generally accepted in the United States, as treated within the acquisition method of accounting for business combinations. Under this method of accounting, we will record the exchange of Cadbury ordinary shares, including those represented by Cadbury ADSs, for our common stock based on the fair value of the consideration given, which is the market value of our common stock issued in connection with the offer (based on the closing price on the date the minimum acceptance condition is satisfied or we otherwise acquire Cadbury) and the cash consideration paid in the offer, as the purchase price of Cadbury. We will allocate the purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the date the minimum acceptance condition is satisfied or we otherwise acquire Cadbury. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. If in the future, we determined that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

The purchase price allocation reflected in the pro forma information included in this Proxy Statement is based on preliminary assumptions. The amount of the estimated purchase price allocated to goodwill and intangibles is approximately $18.7 billion. The final purchase price allocation, which will be based in part on detailed valuation studies which have not yet been completed, may result in an increase or decrease in finite-lived intangible assets which could result in a material increase or decrease in the estimated amortization of intangible assets included in the pro forma information included in this Proxy Statement. We expect to complete the final purchase price allocation no later than 12 months following the date the minimum acceptance condition is satisfied or we otherwise acquire Cadbury.

Ownership of Kraft Foods After Completion of the Cadbury Acquisition

We estimate that, if we issued all              of the shares we are seeking approval to issue, existing Kraft Foods shareholders would own approximately     % of the shares of our common stock outstanding immediately after the Cadbury acquisition, including any related equity financing, is completed. Our estimate assumes that:

•

all of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs, the total number of which is              as of                     , 2009, are exchanged for shares of our common stock pursuant to the terms of the offer set forth in our November 9 announcement and described in this Proxy Statement; and

•

all outstanding options to purchase Cadbury ordinary shares, of which there were reported to be              as of                     , vest upon the consummation of the offer, are exercised for Cadbury ordinary shares (assuming the aggregate exercise price of such options is satisfied in cash) and are exchanged for shares of our common stock pursuant to the terms of the offer set forth in our November 9 announcement and described in this Proxy Statement.

Federal Income Tax Consequences of the Share Issuance

Our issuance of shares of our common stock in connection with the proposed Cadbury acquisition will not result in any U.S. federal income tax consequences to Kraft Foods’ shareholders or us.

Regulatory Approvals

Antitrust in the United States

Under the HSR Act and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to our proposed acquisition of Cadbury ordinary shares, including those represented by Cadbury ADSs.

Under the HSR Act, our purchase of Cadbury ordinary shares, including those represented by Cadbury ADSs, pursuant to the offer may not be completed until the expiration of a 30-day waiting period following our filing of a Premerger Notification and Report Form concerning the proposed Cadbury acquisition with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division.

We filed a Premerger Notification and Report Form on November 9, 2009 with the FTC and the Antitrust Division in connection with the proposed purchase of Cadbury ordinary shares, including those represented by Cadbury ADSs, pursuant to the offer, and the required waiting period will expire December 14, 2009 unless earlier terminated by the FTC and the Antitrust Division or we receive a request for additional information or documentary material (a “Second Request”) prior to that time. If within the waiting period either the FTC or the Antitrust Division issues a Second Request to us, the waiting period will be extended for an additional period of 30 days following the date we comply with that request.

At any time before or after our purchase of Cadbury ordinary shares, including those represented by Cadbury ADSs, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin our purchase of Cadbury ordinary shares or seeking the divestiture of Cadbury ordinary shares acquired by us or the divestiture of substantial assets of Cadbury or its subsidiaries.

In addition, the proposed Cadbury acquisition may be reviewed by the attorneys general in the various states in which we and Cadbury operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove of the Cadbury acquisition under the circumstances and based upon the review set forth in applicable state laws and regulations. We cannot assure you that one or more state attorneys general will not attempt to file an antitrust action to challenge the Cadbury acquisition. Private parties also may seek to take legal action under the antitrust laws in some circumstances.

We expect the acquisition to receive all necessary regulatory clearances under applicable U.S. antitrust laws.

European Commission Merger Regulation

Both Kraft Foods and, based on publicly available information, Cadbury sell products to customers based in the European Union. The EC Merger Regulation (Council Regulation (EC) 139/2004) requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide and European Union sales exceeding given thresholds. We filed a notification of the proposed Cadbury acquisition with the European Commission on November 9, 2009. The European Commission has an initial period of 25 business days after receipt of the notification to issue its decision. The European Commission may extend this period to 35 business days if, within the first 20 business days after submission of the notification, we propose remedies to address any competition concerns identified by the European Commission.

We believe that the proposed Cadbury acquisition will be approved by the European Commission without conditions. However, we cannot rule out the possibility that approval may be subject to the divestiture of some of the assets of the combined company.

Other Foreign Competition Law Filings

Both Kraft Foods and, based on publicly available information, Cadbury sell products in a number of other jurisdictions throughout the world, where antitrust filings or approvals may be required or advisable in connection with the completion of the proposed Cadbury acquisition. We have submitted or intend to submit notifications and seek approvals in certain other jurisdictions if necessary and will do so as soon as reasonably practicable and advisable. We believe that completion of the Cadbury acquisition will be approved without conditions in all such other countries, if any, where approval is required. However, we cannot rule out the possibility that any foreign antitrust authority might seek to require remedial undertakings as a condition to its approval.

We cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. We also cannot assure you that the Department of

Justice, the FTC or any state attorney general, the European Commission or any other governmental entity or any private party will not attempt to challenge the completion of the Cadbury acquisition on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Financing of the Cadbury Acquisition

We expect to use the borrowings from the credit facility described below, or, if available, proceeds from alternative financing sources, to finance the proposed Cadbury acquisition and to refinance certain indebtedness of Cadbury and its subsidiaries. Borrowings under the Loan Agreement (as defined below) are also available for general corporate purposes of Kraft Foods and its subsidiaries.

On November 9, 2009, we entered into an agreement (the “Loan Agreement”) for a 364-day senior unsecured term loan facility with the lenders named therein and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc., as joint bookrunners, Citibank, N.A. and Deutsche Bank AG Cayman Islands Branch, as co-administrative agents, Citibank, N.A., as paying agent, Deutsche Bank AG Cayman Islands Branch, as documentation agent, HSBC Securities (USA) Inc., as syndication agent and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Barclays Capital, BBVA Securities Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, RBS Securities, Inc. and SG Americas Securities, LLC, as joint lead arrangers. The Loan Agreement provides for borrowings by us and certain of our subsidiaries that may be designated by us in an aggregate principal amount of up to £5.5 billion. Under the Loan Agreement, we guarantee the obligations of any subsidiary borrower. The facility is available for drawing by way of multi-currency cash advances. Borrowings under the facility will bear interest at a variable annual rate based on (i) LIBOR for borrowings in pounds sterling, (ii) LIBOR or base rate, at our election, for borrowings in U.S. dollars and (iii) EURIBOR for borrowings in euros, plus in each case an applicable margin based on the credit rating at that time for our long-term senior unsecured indebtedness. The Loan Agreement has a maturity date of 364 days following the initial borrowing thereunder.

The Loan Agreement requires the maintenance of a minimum total shareholders’ equity (excluding accumulated other comprehensive income or losses) of not less than $23 billion, which minimum level would be increased, in the event the Cadbury acquisition is consummated, by 75% of any increase in such total shareholders’ equity as a direct result of our issuance of equity securities to finance the Cadbury acquisition or to refinance certain indebtedness. In addition, in the event that our long-term senior unsecured indebtedness is rated below investment grade, the Loan Agreement requires us to maintain a leverage ratio of not more than 4.25 to 1.00. The Loan Agreement also contains customary representations, covenants and events of default and requires the prepayment of advances and/or the permanent reduction of commitments under the facility with the net cash proceeds received from certain disposals, debt issuances and equity capital markets transactions.

We expect to refinance or reduce advances under the facility, or in lieu of borrowing under the facility, to finance the proposed Cadbury acquisition and to refinance certain indebtedness of Cadbury and its subsidiaries from proceeds of alternative financing sources, if available, including the issuance of common stock, or securities convertible into common stock, in a public or private offering, as we may determine.

CERTAIN RELATIONSHIPS WITH CADBURY AND INTERESTS OF OUR

DIRECTORS AND EXECUTIVE OFFICERS IN THE SHARE ISSUANCE

Except as set forth in this Proxy Statement, none of Kraft Foods or, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Cadbury, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this Proxy Statement, there have been no contacts, negotiations or transactions during the two years prior to the date of the mailing of this Proxy Statement, between Kraft Foods, any of our subsidiaries or, to the best of our knowledge, any of our directors, executive officers or other affiliates, on the one hand, and Cadbury or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

We have not effected any transaction in securities of Cadbury in the past 60 days. Except as set forth in this Proxy Statement, to our knowledge, after reasonable inquiry, none of our directors or executive officers nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Cadbury or has effected any transaction in securities of Cadbury during the past 60 days.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of common stock beneficially owned as of October 30, 2009, unless otherwise noted, by each director and named executive officer, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also provides information regarding each individual’s ownership of specified non-voting interests. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

	Amount and Nature of Beneficial Ownership of Common Stock as of October 30, 2009								Percent of Class	Non-Voting Interests
Name of Beneficial Owner	Shares		Restricted Shares	401(k) Interests(1)	Exercisable Stock Options(2)		Total			Phantom Stock		Deferred Shares
Banga, Ajay	—		—	—	—		—		*	—		13,006	(3)
Firestone, Marc	47,638		55,250	—	65,682		168,570		*	5,970	(4)	—
Hart, Myra	7,002		—	—	—		7,002		*	—		5,043	(3)
Juliber, Lois	2,309		—	—	—		2,309		*	—		9,258	(3)
Ketchum, Mark	—		—	—	—		—		*	—		13,006	(3)
Khosla, Sanjay	9,831		110,630	—	20,710		141,171		*	—		—
Lerner, Richard	—		—	—	—		—		*	1,989	(5)	20,845	(3)
McLevish, Timothy	18,943		75,220	—	31,350		125,513		*	—		—
Pope, John	22,054	(6)	4,989	—	3,995		31,038	(6)	*	—		—
Reynolds, Fredric	30,000		—	—	—		30,000		*	—		9,258	(3)
Rosenfeld, Irene	100,996	(7)	674,464	—	472,920	(8)	1,248,380	(7)(8)	*	—		—
Searer, Richard(9)	103,510		—	—	130,102		233,612		*	—		—
Wright, Deborah	14,032		—	—	3,995		18,027		*	—		9,258	(3)
Zarb, Frank	8,102	(10)	4,989	—	—		13,091	(10)	*	—		—
All directors and executive officers as a group (20 persons)(11)	444,152		1,231,382	10,927	821,165		2,507,626		*	7,959		126,174

*	Represents beneficial ownership of less than one percent of our issued and outstanding common stock on October 1, 2009.

(1)

Share equivalents representing compensation deferred by an executive officer pursuant to the Kraft Foods Thrift/TIP 401(k) Plans as of September 30, 2009. Funds are deemed to be invested in common stock and, under the terms of the plans, carry voting rights. An executive officer can elect to begin distributions upon reaching age 59  1/2 or upon retirement, at which time the share equivalents are distributed in cash. For a description of the voting rights relating to the 401(k) Plans, see Question 15 under “Questions and Answers About the Special Meeting and Voting.”

(2)	Stock options that are exercisable or will become exercisable within 60 days after October 30, 2009.

(3)	Shares that directors elected to defer until a specified date or termination of service as a director. Shares accumulate dividends, which are reinvested in common stock.

(4)	Stock appreciation rights payable in cash.

(5)	Share equivalents issued pursuant to the 2001 Compensation Plan for Non-Employee Directors and the 2006 Stock Compensation Plan for Non-Employee Directors. Each share is the economic equivalent of one share of common stock and is payable in cash on a date chosen by the director or upon termination of service as a director. Balances reported are as of September 30, 2009 and are based on the common stock closing price ($26.27) on September 30, 2009.

(6)	Includes 300 shares as to which Mr. Pope disclaims beneficial ownership, as the shares are held in trusts for his children’s benefit.

(7)	Includes 100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.

(8)	Includes 300,000 stock options granted under the 2005 Performance Incentive Plan in connection with Ms. Rosenfeld’s appointment as Chairman. One-half of the shares under this performance-contingent stock option will vest only if the stock price maintains a trading price of $38.11 for at least ten trading days. The remaining one-half of the award will vest only if the stock price maintains a trading price of $41.43 for at least ten trading days. The stock options expire on May 2, 2017, and expire without vesting if the conditions are not met before that date.

(9)	Mr. Searer retired from Kraft Foods effective September 30, 2009.

(10)	Includes 600 shares held in trust for the benefit of Mr. Zarb’s son and grandchildren and 1,500 shares held by his spouse.

(11)	This group also includes David Brearton, Michael Clarke, Karen May, Michael Osanloo, Jean Spence, Anthony Vernon, and Mary Beth West.

Shown in the table below are those owners who are known to Kraft Foods to hold more that 5% of the issued and outstanding common stock. This information is based on Schedule 13G filings filed by each owner with the SEC prior to November 6, 2009:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Warren E. Buffett	138,272,500	9.4%
Berkshire Hathaway Inc.(1) 1440 Kiewit Plaza Omaha, Nebraska 68131

State Street Bank and Trust Company, acting in various fiduciary capacities(2)	77,028,187	5.2%
State Street Financial Center One Lincoln Street Boston, Massachusetts 02111

(1)	Based on the Schedule 13G/A filed jointly by Mr. Buffett and his affiliates on February 17, 2009 with the SEC. Mr. Buffett and Berkshire Hathaway share voting and dispositive power over all reported shares, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway.

(2)	Based on the Schedule 13G filed by State Street Bank and Trust Company on February 17, 2009 with the SEC. State Street Bank and Trust Company has sole voting power over 60,808,062 shares, shared voting power over 16,220,125 shares and shared dispositive power over 77,028,187 shares. State Street Bank and Trust Company expressly disclaims beneficial ownership of all shares reported in the Schedule 13G pursuant to Rule 13d-4 of the Exchange Act.

UNAUDITED U.S. GAAP PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information for the year ended December 31, 2008, and for the six month period ended June 30, 2009, the date of the latest publicly available financial information of Cadbury, gives effect to the acquisition of Cadbury by Kraft Foods as if it had occurred on January 1, 2008. The following unaudited pro forma balance sheet information at June 30, 2009, gives effect to the acquisition of Cadbury by Kraft Foods as if it had occurred on June 30, 2009.

Such unaudited pro forma financial information is based on the historical financial statements of Kraft Foods and Cadbury and on publicly available information and certain assumptions which Kraft Foods believes to be reasonable, which are described in the notes to the statements below. Kraft Foods has not performed any due diligence or detailed valuation analysis necessary to determine the fair market values of the Cadbury assets to be acquired and liabilities to be assumed, and accordingly, except as described in note 4(a) below, the pro forma financial statements do not include an allocation of the purchase price to reflect the fair value of those assets and liabilities.

The unaudited pro forma financial information:

•

has been prepared for illustrative purposes only, and because of its nature, addresses a hypothetical situation and, therefore, does not represent the combined actual financial position or results of Kraft Foods and Cadbury;

•

does not purport to represent what the consolidated results of operations actually would have been if the Cadbury acquisition had occurred on January 1, 2008 or what those results will be for any future periods or what the consolidated balance sheet would have been if the Cadbury acquisition had occurred on June 30, 2009. The pro forma adjustments are based on information current as at November 6, 2009 (being the latest practicable date prior to the publication of this document); and

•

has not been adjusted to reflect any matters not directly attributable to implementing the Cadbury acquisition. No adjustment, therefore, has been made for actions which may be taken once the Cadbury acquisition is complete, such as any integration plans of Cadbury.

The unaudited pro forma financial information has been compiled from the following sources:

•

U.S. GAAP financial information on Kraft Foods has been extracted without material adjustment from Kraft Foods’ audited consolidated statements of earnings for the year ended December 31, 2008 contained in Kraft Foods’ Current Report on Form 8-K filed with the SEC on November 3, 2009 and incorporated by reference into this Proxy Statement, and unaudited consolidated statements of earnings for the six months ended June 30, 2009 and the unaudited consolidated balance sheet as at June 30, 2009 contained in Kraft Foods’ Quarterly Report on Form 10-Q, for the quarter ended June 30, 2009 and incorporated by reference into this Proxy Statement. Financial information from the reconciliations summarizing the material differences between U.S. GAAP and IFRS has not been adjusted to reflect any matters not directly attributable to implementing the Cadbury acquisition. No adjustment, therefore, has been made for actions which may be taken once the offer is complete, such as any integration plans of Cadbury.

•

IFRS financial information on Cadbury has been extracted without material adjustment, except for currency translation as noted below, from the Cadbury audited consolidated income statement for the year ended December 31, 2008, contained in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008 and incorporated by reference into this Proxy Statement, and from the Cadbury unaudited consolidated statement of income for the six months ended June 30, 2009, and unaudited consolidated balance sheet as at June 30, 2009, contained in Cadbury’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 29, 2009 and incorporated by reference into this Proxy Statement.

•

Unaudited adjustments have been made to align the Cadbury IFRS financial information with Kraft Foods’ U.S. GAAP accounting policies. Because Kraft Foods did not have any access to non-public or detailed financial statements of Cadbury, these adjustments have been estimated based on publicly available information. The basis for these adjustments is explained in the notes to the information accompanying the tables.

•

Kraft Foods translated its historical financial information based on the requirements of SFAS 52, using historical exchange rates, as described in the section of this Proxy Statement entitled “Currencies.” Cadbury translated its historical financial information based on the requirements of IFRS. Based on its review of Cadbury’s historical financial statements and understanding of the differences between U.S. GAAP and IFRS, Kraft Foods is not aware of any further adjustment that it would need to make to Cadbury’s historical financial statements relating to foreign currency translation. The pro forma adjustments in this table have been translated from £ to $ using Kraft Foods’ historic exchange rates. The average exchange rates applicable during the periods presented for the unaudited pro forma consolidated statements of earnings and the period end exchange rate for the unaudited pro forma consolidated balance sheet are:

		$/£1
December 31, 2008	Average Spot Rate	1.8758
June 30, 2009	Average Spot Rate	1.4812
June 30, 2009	Period End Rate	1.6439

The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the Unaudited U.S. GAAP Pro Forma Financial Information;

•	the consolidated financial statements of Kraft Foods for the year ended December 31, 2008 and for the six months ended June 30, 2009 and the notes relating thereto, incorporated herein by reference;

•	the consolidated financial statements of Cadbury for the year ended December 31, 2008 and for the six months ended June 30, 2009 and the notes relating thereto, incorporated herein by reference; and

•	the section of this Proxy Statement entitled “Summary of Significant Differences Between IFRS and U.S. GAAP.”

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

For the six months ended June 30, 2009

(in millions of U.S. dollars, except common share amounts and as indicated)

			Pro Forma Adjustments
	Kraft Foods	Cadbury IFRS (in £)	Cadbury IFRS (in $)	Cadbury U.S. GAAP Adjustments		Other		Note	Pro Forma Kraft Foods
Net revenues	$19,558	£2,767	$4,098	$		$			$23,656
Cost of sales	12,628				2,191			3(d), 3(j)	14,819

Gross profit	6,930	2,767	4,098		(2,191)				8,837
Marketing, administration and research costs	4,131	2,461	3,645		(2,155)			3(c), 3(g), 3(j)	5,621
Asset impairment and exit costs	(26)	105	156						130
Losses / (gains) on divestitures, net	17								17
Amortization of intangibles	9				24		9	3(b), 3(j), 4(d)	42

Operating income	2,799	201	297		(60)		(9)		3,027
Interest and other expense, net	592	89	132		(9)		91	3(d), 3(j), 4(c)	806

Earnings from continuing operations before income taxes	2,207	112	165		(51)		(100)		2,221
Provision for income taxes	716	33	49		(13)		(30)	3(i), 4(e)	722

Earnings from continuing operations	1,491	79	116		(38)		(70)		$1,499
Noncontrolling interest	4								4

Earnings from continuing operations attributable to shareholders	$1,487	£79	$116		$(38)		$(70)		$1,495

Per share data attributable to shareholders:
Basic earnings per share from continuing operations	$1.01								$0.81

Diluted earnings per share from continuing operations	$1.00								$0.81

See notes to pro forma financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

For the year ended December 31, 2008

(in millions of U.S. dollars, except common share amounts and as indicated)

		Pro Forma Adjustments
	Kraft Foods	Cadbury IFRS (in £)	Cadbury IFRS (in $)	Cadbury U.S. GAAP Adjustments		Other		Note	Pro Forma Kraft Foods
Net revenues	$41,932	£5,384	$10,099	$		$			$52,031
Cost of sales	28,088				5,390			3(d), 3(j)	33,478

Gross profit	13,844	5,384	10,099		(5,390)				18,553
Marketing, administration and research costs	8,862	4,802	9,008		(5,365)			3(c), 3(g), 3(j)	12,505
Asset impairment and exit costs	1,024	194	364						1,388
Losses / (gains) on divestitures, net	92								92
Amortization of intangibles	23				60		18	3(b), 3(j), 4(d)	101

Operating income	3,843	388	727		(85)		(18)		4,467
Interest and other expense, net	1,240	(12)	(23)		45		183	3(d), 3(j), 4(c)	1,445

Earnings from continuing operations before income taxes	2,603	400	750		(130)		(201)		3,022
Provision for income taxes	755	30	56		(34)		(60)	3(i), 4(e)	717

Earnings from continuing operations	1,848	370	694		(96)		(141)		2,305
Noncontrolling interest	9	2	4						13

Earnings from continuing operations attributable to shareholders	$1,839	£368	$690		$(96)		$(141)		$2,292

Per share data attributable to shareholders:
Basic earnings per share from continuing operations	$1.22								$1.22

Diluted earnings per share from continuing operations	$1.21								$1.22

See notes to pro forma financial statements.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As at June 30, 2009

(in millions of U.S. dollars, except as indicated)

			Pro Forma Adjustments
	Kraft Foods	Cadbury IFRS (in £)	Cadbury IFRS (in $)	Cadbury U.S. GAAP Adjustments		Other	Note	Pro Forma Kraft Foods
ASSETS
Cash and cash equivalents	$1,731	£266	$437	$		$(435)	4(a)i.	$1,733
Short-term investments		98	161					161
Receivables	4,646	923	1,517		(395)		3(j)	5,768
Inventories, net	4,011	849	1,396					5,407
Deferred income taxes	682				260		3(j)	942
Other current assets	618	166	273		395		3(j)	1,286

Total current assets	11,688	2,302	3,784		260	(435)		15,297
Property, plant and equipment, net	10,224	1,762	2,897		(64)		3(d), 3(e)	13,057
Goodwill	28,225	2,081	3,421		2,701	7,604	3(a), 4(a)ii.	41,951
Intangible assets, net	13,257	1,457	2,395		(865)	3,470	3(b), 4(a)ii.	18,257
Other assets	1,260	297	488		(194)		3(i), 3(j)	1,554

TOTAL ASSETS	$64,654	£7,899	$12,985		$1,838	$10,639		$90,116

LIABILITIES
Short-term borrowings	$856	£729	$1,198		$(822)		3(j)	$1,232
Current portion of long-term debt	759				822		3(j)	1,581
Accounts payable	3,225	1,345	2,211		(1,376)		3(j)	4,060
Accrued marketing	1,869							1,869
Accrued employment costs	847							847
Other current liabilities	2,747	435	715		1,379	320	3(f), 3(j), 4(b)	5,161

Total current liabilities	10,303	2,509	4,124		3	320		14,750
Long-term debt	18,610	1,396	2,295			6,670	4(a)i.	27,575
Deferred income taxes	4,266	155	255		(441)	1,042	3(i), 4(a)ii.	5,122
Accrued pension costs	2,209	482	792		210		3(c)	3,211
Accrued postretirement health care costs	2,682							2,682
Other liabilities	2,204	270	444		170		3(g), 3(h)	2,818

TOTAL LIABILITIES	40,274	4,812	7,910		(58)	8,032		56,158

Contingencies

EQUITY
Common stock, no par value
Additional paid-in capital	23,517	197	324			9,562	4(a)i.	33,403
Retained earnings	14,016	2,470	4,060		2,106	(6,486)	4(a)i., 4(b)	13,696
Accumulated other comprehensive losses	(4,723)	413	679		(210)	(469)	3(c), 4(a)i.	(4,723)
Treasury stock, at cost	(8,514)							(8,514)

Total Shareholders’ Equity	24,296	3,080	5,063		1,896	2,607		33,862
Noncontrolling interest	84	7	12					96

TOTAL EQUITY	24,380	3,087	5,075		1,896	2,607		33,958

TOTAL LIABILITIES AND EQUITY	$64,654	£7,899	$12,985		$1,838	$10,639		$90,116

See notes to pro forma financial statements.

NOTES

1.	BASIS OF PRESENTATION

The unaudited pro forma financial information has been compiled from underlying financial statements prepared in accordance with U.S. GAAP and reflects the Cadbury acquisition by Kraft Foods.

The unaudited pro forma financial information should be read in conjunction with the underlying financial information from which it was extracted without material adjustment: (a) the audited consolidated financial statements of Kraft Foods as at and for the year ended December 31, 2008, and as at and for the six months ended June 30, 2009, each prepared in accordance with U.S. GAAP; (b) the audited consolidated financial statements of Cadbury as at and for the year ended December 31, 2008, and the unaudited interim financial information of Cadbury as at and for the six months ended June 30, 2009, each prepared in accordance with IFRS; and (c) the unaudited reconciliation of Cadbury’s IFRS financial statements to U.S. GAAP.

The underlying financial information of Kraft Foods has been derived from the unaudited consolidated financial statements of Kraft Foods contained in Kraft Foods’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and the audited consolidated financial statements of Kraft Foods contained in Kraft Foods’ Current Report on Form 8-K filed with the SEC on November 3, 2009. The underlying financial information for Cadbury has been derived from the unaudited consolidated financial statements of Cadbury contained in Cadbury’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 29, 2009 and the audited consolidated financial statements of Cadbury contained in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008.

The Cadbury acquisition has been treated as an acquisition, with Kraft Foods as the acquirer and Cadbury as the acquiree, assuming that the Cadbury acquisition had been completed on January 1, 2008, for the unaudited pro forma consolidated statements of earnings and on June 30, 2009, for the unaudited pro forma consolidated balance sheet.

This unaudited pro forma financial information is not intended to reflect the financial position and results which would have actually resulted had the Cadbury acquisition been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future. No account has been taken of the trading activity or other transactions of Kraft Foods or Cadbury for the period since June 30, 2009.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by Kraft Foods. These accounting policies differ in certain respects from those of Cadbury. The adjustments made to align Cadbury’s IFRS financial information with Kraft Foods’ U.S. GAAP accounting policies are described in Note 3.

The Cadbury balances have been translated from £ to $ using average exchange rates applicable during the periods presented for the unaudited pro forma consolidated statements of earnings and the period end exchange rate for the unaudited pro forma consolidated balance sheet.

3.	PRO FORMA U.S. GAAP ADJUSTMENTS

The following adjustments have been made to align the Cadbury IFRS financial information with Kraft Foods’ U.S. GAAP accounting policies. Because Kraft Foods did not have any access to non-public or detailed financials of Cadbury, these adjustments have been estimated based on publicly available information.

(a)	Goodwill

Upon adoption of IFRS, entities were permitted to retain their historical GAAP accounting treatment for business combinations. Under U.K. GAAP, Cadbury wrote off goodwill acquired prior to 1998 against shareholder’s equity at the time of acquisition. Goodwill resulting from business combinations between 1998 and 2003 was capitalized, with subsequent measurement based on the attributes of the acquired business. Since the adoption of IFRS, both U.S. GAAP and IFRS require that goodwill not be amortized, and that it be tested on an annual basis for potential impairment.

For the purposes of U.S. GAAP, $2,701 million was added to goodwill to reflect the estimated net impact of accounting differences.

(b)	Intangible Assets

Prior to the adoption of IFRS, under U.K. GAAP, Cadbury was not required to recognize customer relationships as a separate identifiable intangible asset, which is recognized under U.S. GAAP. Cadbury exercised the IFRS 1 exemption not to restate business combinations upon adoption. As these intangibles are deemed to have a definite life, an amortization charge is recorded under U.S. GAAP that is not present under IFRS.

Also, under IFRS, when an entity increases its interest in an associate such that the associate is then consolidated, any fair value uplift related to the percentage ownership which it previously held is recorded in the financial statements as an increase in the related assets. Any offset to this fair value increase is recorded in shareholders’ equity.

For transactions completed before 2009, only the percentage of assets and liabilities acquired in each step of an acquisition are fair valued under U.S. GAAP; no revaluation of assets and liabilities previously acquired is made.

A net reduction of $865 million was made to intangible assets as of June 30, 2009, to reflect customer relationship and remove the fair value uplift. We recorded additional amortization expense of $21 million for the six months ended June 30, 2009, and $52 million for the year ended December 31, 2008, related to the customer relationship intangible assets.

(c)	Retirement Benefits

Upon the adoption of IFRS, Cadbury elected to recognize all cumulative actuarial gains and losses at the date of transition. Under IFRS, all future actuarial gains and losses are also recognized in full outside the income statement in retained earnings and presented in a statement of recognized income and expense. U.S. GAAP does not permit recognition of all actuarial gains and losses in a separate statement other than the primary income statement.

At June 30, 2009, $210 million of additional noncurrent liability was recorded to restore net actuarial losses that were not recognized under IFRS. For the periods ended June 30, 2009 and December 31, 2008, $30 million and $60 million of additional expense was recorded, respectively.

(d)	Interest Capitalization

Under IFRS, the capitalization of interest in relation to the construction of qualifying assets is optional and Cadbury does not capitalize such interest. Under U.S. GAAP, interest is required to be capitalized on capital construction projects and depreciated over the life of the asset.

At June 30, 2009, $66 million of additional property was recorded to reflect this difference. Interest expense was reduced $9 million for the six months ended June 30, 2009 and $6 million for the year ended December 31, 2008, as the interest was capitalized. The net deferred tax impact of these adjustments is included in all the net deferred tax adjustments explained in note 3(i) below.

Also, depreciation expense of $3 million for the six months ended June 30, 2009, and $7 million for the year ended December 31, 2008, was recorded.

(e)	Property, Plant and Equipment

Under IFRS, when an increase in the interest in an entity results in the entity being consolidated, any fair value uplift related to the percentage ownership previously held is recorded in the financial statements as an increase in the related assets. Any off-set to this fair value increase is recorded in shareholders’ equity. For transactions completed before 2009, under U.S. GAAP, only the percentage of assets and liabilities acquired in each step of an acquisition are fair valued.

Also, Cadbury revalued certain properties under U.K. GAAP which was not permitted under U.S. GAAP. This remains a difference between the basis under IFRS and U.S. GAAP.

At June 30, 2009, a decrease of $130 million was recorded to property, plant and equipment for the net impact of these differences.

(f)	Derivatives

Under IFRS, certain derivative instruments were not required to be recognized on Cadbury’s balance sheet at fair value until January 3, 2005. Under U.S. GAAP, consistent with IFRS, all derivatives are recorded in the financial statements at fair value. As U.S. GAAP has required derivatives to be held on the balance sheet at fair value since January 1, 2001, there is a difference in the accounting for derivatives under IFRS and U.S. GAAP resulting in an additional liability of $3 million.

(g)	Employee Share Arrangements

Under IFRS, all of Cadbury’s employee share awards are equity settled and no liability is recognized for these awards. Expense is based upon the grant date fair value of the share awards. Under U.S. GAAP, certain plans containing inflation indexed earnings growth performance conditions would be accounted for under the liability method. This method requires a liability be recorded until the awards have vested. The fair value of each award classified as a liability must be remeasured at each reporting date until vesting.

An additional liability of $145 million was recorded in the balance sheet as of June 30, 2009, related to the plans accounted for under the liability method. In the statement of operations, additional compensation expense of $6 million and $17 million was recorded for the periods ended June 30, 2009 and December 31, 2008, respectively.

(h)	Deferred Gain on Sale and Leaseback of Land and Building

Under IFRS, profit or loss arising on the sale and operating leaseback of property, plant and equipment may generally be recognized in the period in which the sale takes place. Under U.S. GAAP, a sale and leaseback of property, plant and equipment must first qualify for such accounting and then the profit or loss appraised is recognized depending upon the amount of use that the seller will retain of the property. Otherwise, the gain must be deferred and recognized over the lease period.

In 2006, Cadbury sold a property and leased it back resulting in the deferral of a gain of $25 million which is recognized over the lease term. Because we do not have sufficient information to determine the annual amount of the gain to be recognized, we adjusted the balance sheet for the deferral of the gain, however no adjustment has been made to the statement of operations.

(i)	Taxation

An interpretation of U.S. GAAP issued in 2006 clarifies that in order to recognize a tax benefit a position must be more likely than not to be sustained upon an audit. As this interpretation does not exist under IFRS, additional liabilities related to uncertain tax positions may exist under U.S. GAAP, however Kraft Foods does not have access to the information to estimate the amount of these liabilities and therefore no adjustment has been made for this difference.

For U.S. GAAP, deferred tax assets for share awards are recorded based on the recorded compensation expense. Under IFRS, deferred tax assets are adjusted to recognize the movement in the intrinsic value of the share awards at the year end. The amount recognized in the income statement is capped at the tax-effected share award charge, with any excess being recognized directly through reserves.

A historic difference related to the deferred tax on intangible assets remains after the transition to IFRS. Under U.K. GAAP, residual payments on certain acquisitions were classified as brand intangibles. Under U.S. GAAP, these were treated as goodwill. Under IFRS, the U.K. GAAP classification was maintained resulting in the recognition of deferred tax liabilities on these brand intangibles. Under U.S. GAAP, no deferred tax liability was recognized as these non-tax deductible amounts were classified as goodwill.

Also, deferred taxes have been provided on the pro forma U.S. GAAP adjustments.

Additional noncurrent assets of $66 million and reduction of noncurrent liabilities of $441 million were recorded as of June 30, 2009, for the net impact of the differences described above. In the statement of operations, income tax expense was reduced by $13 million for the six months ended June 30, 2009 and $34 million for the year ended December 31, 2008.

Also, under IFRS, Cadbury disclosed the gross deferred tax assets and liabilities as non-current. Under U.S. GAAP, deferred taxes are classified between current and non-current portion, depending on the items they relate to, disclosed separately and presented on a net basis, by tax jurisdiction. Note 3(j) further describes reclassification to reflect this difference.

(j)	Reclassifications

Certain balances were reclassified from the financial statements of Cadbury so their presentation would be consistent with Kraft Foods.

The following reclassifications were made to the balance sheet as at June 30, 2009 (in millions):

Receivables	$(395)
Other assets	395
Deferred income tax assets—current	260
Other noncurrent assets(deferred income tax assets)	(260)
Accounts payable	(1,376)
Other current liabilities	1,376
Short-term borrowings	(822)
Current portion of long-term debt	822

The following reclassifications were made to the statements of operations for the periods ended June 30, 2009 and December 31, 2008 (in millions):

	June 30, 2009	December 31, 2008
Cost of sales	$2,188	$5,383
Interest and other expense, net—the removal of interest income on postretirement employee benefits	—	51
Amortization of intangibles	3	8
Marketing, administration and research costs	(2,191)	(5,442)

4.	OTHER PRO FORMA ADJUSTMENTS

(a)	Estimated Purchase Consideration

Estimated purchase consideration and related excess purchase consideration over book value of net assets acquired are as follows (in millions):

		Notes
Cadbury shares outstanding as of November 6, 2009	1,371	i.
Estimated Cadbury shares issued pursuant to conversion of stock options, long term incentive plans, and change in control provisions	55

Total Cadbury shares and share equivalents prior to transaction	1,426

Exchange ratio	0.2589

Total Kraft Foods shares to be issued	369

Kraft Foods closing share price on November 6, 2009	26.78

Total value of Kraft Foods shares to be issued	9,886	i.
Total cash consideration paid at 300 pence per Cadbury share	7,105

Total purchase price	16,991
Less: book value of net assets acquired	(6,959)	ii.
Less: fair value adjustment for identifiable intangible assets, net of tax	(2,428)	ii.

Residual goodwill	$7,604	ii.

i.	To complete the Cadbury acquisition, Cadbury will be acquired by Kraft Foods, pursuant to the offer in which each holder of one Cadbury ordinary share will be entitled to 300 pence in cash and 0.2589 shares of Kraft Foods common stock.

The ordinary share portion of the estimated purchase consideration was calculated using a price of $26.78 for each share of Kraft Foods common stock based on the closing market price of Kraft Foods common shares on the NYSE on November 6, 2009, the last trading date preceding the offer. The number of shares of Kraft Foods common stock assumed to be issued is 369.2 million.

For purposes of preparing these pro forma financial statements, Kraft Foods has assumed that funding will come from the bridge loan facility described in the section of this Proxy Statement entitled “The Offer—Financing of the Cadbury Acquisition” less cash acquired upon acquisition of Cadbury. The source of cash for an acquisition of Cadbury may or may not be in whole or in part from the bridge loan facility. The cash portion of the estimated purchase consideration, payable in U.K. pounds, was translated based on an exchange rate of £1 : $1.6609 on November 6, 2009, the latest practicable date prior to publication of this document.

ii.	Fair value adjustments

The unaudited condensed consolidated pro forma financial statements have been prepared using Cadbury’s publicly available financial statements and disclosures, without the benefit of inspection of Cadbury’s books and records. Therefore, except as noted below, the carrying value of assets and liabilities in Cadbury’s financial statements are considered to be a proxy for fair value of those assets and liabilities. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, except for the adjustments to reflect Cadbury under U.S. GAAP, are not reflected in these unaudited pro forma consolidated financial statements.

For purposes of the pro forma analysis, the intangible assets of Cadbury have been increased $3,470 million to a total value of $5,000 million to reflect our preliminary estimate of the fair value of intangible assets, including trade names and customer lists. A deferred tax liability of $1,042 million was recorded in connection with this increase. No other adjustment was made to the assets and liabilities of Cadbury to reflect their fair value. Goodwill was increased $7,604 million to reflect the total excess of the purchase consideration over the fair value of the assets acquired of $13,726 million. Following completion of the Cadbury acquisition, Kraft Foods anticipates that the acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

At this time there is insufficient information as to the specific nature, age, condition and location of Cadbury’s property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. For each $100 million fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, depreciation expense would change by approximately $10 million. Once Kraft Foods has complete information as to the specifics of Cadbury’s intangible assets, the estimated values assigned to the intangible assets and/or the associated estimated weighted-average useful life of the intangible assets will likely be different than that reflected in these unaudited pro forma condensed combined financial statements and the differences could be material.

(b)	Transaction Costs

We have estimated that total Cadbury acquisition related costs will be $390 million. These costs have been accrued as a current liability, net of a $70 million tax benefit. Because we are required to expense these costs as they are incurred, we have charged them to retained earnings as of June 30, 2009. No adjustment has been made to either income statement for these costs as they are non-recurring.

(c)	Interest Expense

An adjustment to record pro forma interest expense of $91 million was made for the six months ended June 30, 2009, and $183 million for the year ended December 31, 2008. The interest charges relate to the $6,670 million drawn on the bridge loan as if such amount was borrowed at January 1, 2008 and outstanding at June 30, 2009. The interest rate on this loan is one-month LIBOR (0.25% at November 6, 2009) plus 250 basis points. A change in this rate of one-eighth of a percent would cause a $8 million change in annual interest expense. These interest charges will have a continuing impact on the consolidated results until borrowings under this facility are repaid.

(d)	Amortization Expense

An adjustment to record estimated amortization of $9 million was made for the six months ended June 30, 2009, and $18 million for the year ended December 31, 2008. This adjustment was based on the assumption that $360 million of the recorded intangible assets would be definite lived. The estimated useful life of these intangible assets is 20 years.

(e)	Tax Provision Benefit

The estimated tax provision benefits of the above adjustments are $30 million for the six months ended June 30, 2009, and $60 million for the year ended December 31, 2008. The tax rate is based on the estimated blended tax rate based on the tax jurisdictions in which Cadbury operates.

(f)	Elimination of Cadbury Shareholders’ Equity

An adjustment to eliminate Cadbury’s Additional Paid in Capital of $324 million, Retained Earnings of $6,166 million and Accumulated Other Comprehensive Income of $469 million was recorded in the pro forma consolidated balance sheet at June 30, 2009.

(g)	Earnings per Common Share

Pro forma earnings per common share for the year ended December 31, 2008 and the six months ended June 30, 2009, have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding for the year ended December 31, 2008 and the six months ended June 30, 2009, have been calculated as if the acquisition shares had been issued and outstanding on January 1, 2008.

The following table sets forth the computation of basic and diluted earnings per share for the six month period ended June 30, 2009 and the year ended December 31, 2008:

	For the Six Months Ended June 30, 2009		For the Year Ended December 31, 2008
	Historical Kraft Foods	Pro Forma Combined	Historical Kraft Foods	Pro Forma Combined
	(in millions, except per share data)
Net earnings attributable to Kraft Foods from continuing operations	$1,487	$1,495	$1,839	$2,292

Weighted-average shares for basic EPS	1,476	1,845	1,505	1,874
Plus incremental shares from assumed conversions of stock options and long-term incentive plan shares	8	8	10	10

Weighted-average shares for diluted EPS	1,484	1,853	1,515	1,884

Basic earnings per share attributable to Kraft Foods from continuing operations	$1.01	$0.81	$1.22	$1.22

Diluted earnings per share attributable to Kraft Foods from continuing operations	$1.00	$0.81	$1.21	$1.22

SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN IFRS AND U.S. GAAP

The financial information of Cadbury included in this Proxy Statement has been prepared and presented in accordance with IFRS. Certain differences exist between IFRS and U.S. GAAP which might be material to the financial information included in this Proxy Statement.

The principal relevant differences between U.S. GAAP and IFRS that we believe would be material in the preparation of Cadbury’s financial statements are described below. Because we did not have any access to non-public or detailed financial information of Cadbury, we cannot be sure that the differences described below are complete or would in fact be the accounting principles creating the most significant differences between financial information of Cadbury prepared under IFRS and U.S. GAAP. The following summary does not include all differences that exist between IFRS and U.S. GAAP and is not intended to provide a comprehensive listing of all such differences specifically related to us, Cadbury or the industry in which we and Cadbury operate.

The differences described below reflect only those differences in accounting policies in force at the time of the preparation of the historical financial information of Cadbury. There has been no attempt to identify future differences between IFRS and U.S. GAAP as the result of prescribed changes in accounting standards, transactions or events that may occur in the future. The organizations that promulgate IFRS and U.S. GAAP have significant projects ongoing that could have a significant impact on future comparisons such as this one between IFRS and U.S. GAAP. Future developments or changes in either IFRS or U.S. GAAP may give rise to additional differences between IFRS and U.S. GAAP which could have a significant impact on us or the combined company.

Consolidated Financial Statements

Both IFRS and U.S. GAAP generally require the preparation of consolidated financial statements by a parent entity that includes all subsidiaries. For purposes of consolidation, the definition of a subsidiary is an important distinction between the two frameworks. IFRS focuses solely on the parent’s ability to govern the financial and operating policies of a subsidiary to obtain benefits in determining whether that subsidiary should be consolidated. Under U.S. GAAP the need for consolidation is evaluated under both a traditional voting control model and a variable interest model. Consolidated variable interests (“VIE”) are those for which a parent does not have a controlling voting interest, but does absorb the majority of the VIE’ s expected losses or returns.

Business Combinations and Goodwill

Upon adoption of IFRS, entities were permitted to retain their historical GAAP accounting treatment for business combinations. Any historical differences between previous GAAP used and U.S. GAAP would continue to exist if this election is applied. Since the adoption of IFRS, both U.S. GAAP and IFRS require that goodwill not be amortized, and that it be tested on an annual basis for potential impairment.

Also, under IFRS, where the change of interest in an entity results in an entity previously accounted for as an associated undertaking to being a subsidiary, any fair value uplift related to the percentage ownership previously held is recorded in the financial statements as an increase to the related assets and by the creation of a revaluation reserve, which is amortized into retained earnings over the period that the related depreciation is charged to the income statement. Until 2009, under U.S. GAAP, only the percentage of assets and liabilities acquired in each step of an acquisition are fair valued; no revaluation of assets and liabilities previously acquired is made.

Intangible Assets

IFRS permits capitalization of certain internal development costs whereas U.S. GAAP requires all research and development costs to be expensed as incurred. Measurement of acquired intangibles is similar under IFRS and U.S. GAAP, except that IFRS permits reversal of intangible impairment losses under certain conditions whereas reversal is prohibited under U.S. GAAP.

Property, plant and equipment

Under IFRS, the use of historical cost, or revalued amounts is permitted. Frequent valuations of entire classes of assets are required when the revaluation option is chosen. Under U.S. GAAP, revaluation is not permitted, except for downward revaluation when the asset is impaired.

Under both IFRS and U.S. GAAP, an impairment loss is recognized on long-lived assets held for use when events and circumstances indicate the asset might be impaired. Under IFRS, an impairment charge is recorded to reduce the carrying value to fair value, while under U.S. GAAP, such impairment charge is recorded only if the estimated undiscounted cash flows to be generated by the asset are less than carrying value. Under IFRS, reversals of impairment losses are recognized under certain conditions, while U.S. GAAP does not permit the reversal of an impairment loss.

Also, on transition to IFRS, companies have the option to treat the depreciated revalued cost of certain properties as the deemed cost. Any historical differences between previous GAAP and U.S. GAAP would continue to exist if this election is applied.

Capitalization of Interest

Under IFRS, a company may elect not to capitalize interest and expenses interest charges to the profit and loss account in the year in which they are incurred. Under U.S. GAAP, interest charges on funds invested in the construction of qualifying assets during the time required to prepare them for their intended use are capitalized and amortized over the life of the respective assets.

Accounting for Leases

Under IFRS, profit or loss arising on the sale and operating leaseback of property, plant and equipment may generally be recognized in the period in which the sale takes place. Under U.S. GAAP, a sale and leaseback of property, plant and equipment must first qualify for such accounting and then profit or loss appraised is recognized depending upon the amount of use that the seller will retain of the property. Where the seller will retain more than a minor part but less than substantially all of the use of the property, any profit up to the present value of the minimum lease payments for an operating lease is deferred and recognized over the lease and any amount in excess of the present value of the minimum lease payments shall be recognized at the date of sale.

Deferred Tax

Both frameworks follow the principle that a deferred tax liability or asset should be recognized for all temporary differences. IFRS requires entities to measure deferred tax balances on the basis of tax rates that are expected to apply in the period they are settled (realized), which are enacted or substantively enacted by the balance sheet date. Under U.S. GAAP, deferred taxation is provided on all temporary differences between the tax and book bases of assets and liabilities using enacted tax rate at the reporting date; the effects of future changes in tax laws or rates are not anticipated.

Under IFRS, deferred tax is recognized on intra-group transfers of assets and liabilities, including transfers of intellectual property assets. Under U.S. GAAP, the recognition of deferred tax on such transactions is not permitted.

Uncertain Tax Positions

U.S. GAAP requires entities to utilize a two-step process to recognize and measure uncertain tax positions. Tax benefits arising from uncertain tax positions can be recognized only if it is more likely than not that the position is sustainable on its technical merits. IFRS does not specifically address the accounting for uncertain tax positions.

Employee Share Compensation

Under IFRS, certain employee share awards performance consideration linked to outside measurements would still be considered equity settled and there is no recognition of a liability within the balance sheet. The income statement charge recorded under IFRS is based upon the grant date fair value of the share awards. Under U.S. GAAP, certain plans which contain inflation-indexed earnings growth performance conditions would be accounted for under the liability method, which would require a liability to be recorded on the balance sheet over the vesting period. In addition, the fair value of each liability-classified award must be re-measured at each reporting date until vesting, whereas for equity-settled employee share awards the charge is calculated with reference to the grant date fair value.

Under IFRS, deferred tax assets are adjusted to recognize the movement in the intrinsic value of the share awards. For U.S. GAAP, deferred tax assets for share awards are recorded based on the recorded compensation expense.

Employee Pension Benefits

Both frameworks require the cost of providing retirement benefits to be recognized on a systematic and rational basis over the period during which employees provide services to the entity. However, with respect to defined benefit plans, IFRS methodology generally provides for more immediate recognition of gains and losses arising from changes in actuarial measurement of obligations, as well as from changes in the market value of plan assets.

Upon the adoption of IFRS, a company may elect to recognize all cumulative actuarial gains and losses through equity at the date of transition. U.S. GAAP does not permit this option to recognize all cumulative actuarial gains or losses, therefore, at the date of transition and in future periods, this difference in timing causes differences between IFRS and U.S. GAAP. Under IFRS, all future actuarial gains and losses are also recognized in full outside the income statement in retained earnings and presented in the statement of recognized income and expense. U.S. GAAP does not permit recognition of all actuarial gains and losses in a statement other than the primary income statement.

Exit Activities

Under IFRS, liabilities for employee severance, plant closure, and other exit costs may generally be recognized when an entity has formally committed to a plan. U.S. GAAP prohibits the recognition of a liability based solely on an entity’s commitment to a plan. Recognition of a provision for one-time termination benefits requires communication of the details of the plan to the affected employees and most other categories of exit costs are recognized as incurred.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, and Cadbury files annual and special reports and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Room 1024

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the web site maintained by the SEC at www.sec.gov, on our web site at www.kraftfoodscompany.com or from commercial document retrieval services. In addition, our common stock is listed on the NYSE and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You are encouraged to read the information that we file with the SEC, which discloses important information about us to you in those documents. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

We expect to file a registration statement on Form S-4 to register with the SEC the shares of our common stock to be issued to the holders of Cadbury ordinary shares and Cadbury ADSs in connection with the proposed Cadbury acquisition. We may also file amendments to that registration statement. In addition, we expect to file with the SEC a tender offer statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. We may also file amendments to the Schedule TO. You should read these documents, if and when we file them, as they will contain important information. If the form of or procedures for the Cadbury acquisition change, the Form S-4 and Schedule TO may not be required. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) if and when we file them free of charge from the SEC at the SEC’s web site at www.sec.gov, at our web site at www.transactioninfo.com/kraftfoods or by directing a request to:

Mail:	Fax:	E-mail:

Kraft Foods Inc. c/o Georgeson Inc. Attention: Christopher Cinek 199 Water Street, 26th Floor New York, NY 10038	(877) 260-0406 (toll-free within the U.S.) (212) 440-9009 (from outside the U.S.) Attention: Christopher Cinek	ccinek@georgeson.com

INCORPORATION BY REFERENCE

The SEC allows us to incorporate information into this Proxy Statement “by reference,” which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that Kraft Foods and Cadbury have previously filed or furnished with the SEC. These documents contain important information about Kraft Foods and Cadbury and their financial condition, business and results.

Kraft Foods Filings (File No. 001-16483)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2008, as filed on February 27, 2009

The description of our common stock contained in Kraft Foods’ Registration Statement on Form 8-A, filed with the SEC on May 9, 2001, including any amendment or report filed with the SEC for the purpose of updating such description.

Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2009, as filed on May 5, 2009, fiscal quarter ended June 30, 2009, as filed on August 5, 2009 and fiscal quarter ended September 30, 2009, as filed on November 3, 2009

Current Reports on Form 8-K	Filed on January 15, 2009, January 20, 2009, February 2, 2009, February 26, 2009, March 4, 2009, March 18, 2009, March 26, 2009 (Item 8.01 information only), May 7, 2009, May 21, 2009, June 22, 2009, July 31, 2009, September 8, 2009 (as to Item 5.02), September 8, 2009 (Item 8.01 information only), October 6, 2009, November 3, 2009 (as to Item 8.01), November 9, 2009 (as to Items 1.01 and 2.03) and November 9, 2009 (Item 8.01 information only)

Proxy Statement on Schedule 14A	Filed on March 31, 2009

Cadbury Filings (File No. 333-06444)	Period
Annual Report on Form 20-F	Fiscal year ended December 31, 2008, as filed on March 31, 2009

Report on Form 6-K	Furnished on July 29, 2009

We also hereby incorporate by reference any additional documents that we or Cadbury may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Proxy Statement to the Special Meeting. These include, but are not limited to, periodic reports, such as annual reports on Form 10-K or 20-F, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. We will also incorporate by reference any additional Annual Reports on Form 20-F and any amendments thereto that Cadbury may file with the SEC from the date of this Proxy Statement to the Special Meeting.

You may obtain any of these documents from the SEC at the SEC’s Internet web site at www.sec.gov or by requesting any of such documents from us by no later than                     , 2010 to receive them before the Special Meeting at:

Mail:	Fax:	E-mail

Kraft Foods Inc. c/o Georgeson Inc. Attention: Christopher Cinek 199 Water Street, 26th Floor New York, NY 10038	(877) 260-0406 (toll-free within the U.S.) (212) 440-9009 (from outside the U.S.) Attention: Christopher Cinek	ccinek@georgeson.com

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT OR TO WHICH WE HAVE REFERRED YOU IN MAKING YOUR DECISION WHETHER TO VOTE IN FAVOR OF THE SHARE ISSUANCE PROPOSAL AND THE ADJOURNMENT PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE SHAREHOLDERS WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                     , 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

Our By-Laws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders or to propose business for consideration at that meeting, the shareholder must deliver written notice containing the information required by our By-Laws to our Corporate Secretary, not later than the 120th day, and not earlier than the 150th day, before the first anniversary of the preceding year’s annual meeting. Accordingly, a shareholder must provide notice of a nomination or proposal to our Corporate Secretary on or after December 21, 2009 and on or before January 20, 2010 to be considered at the 2010 Annual Meeting.

Under the SEC’s rules, if a shareholder wishes to submit a proposal for possible inclusion in our 2010 proxy statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before December 1, 2009.

All proposals must be in writing and should be mailed to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093. A copy of our By-Laws may be obtained from our Corporate Secretary by written request to the same address, and is also available on our web site at www.kraftfoodscompany.com/Investor/corporate-governance/index.aspx.

OTHER MATTERS

Our Board and management know of no matters other than those listed in the attached notice of the Special Meeting that are likely to be brought before the Special Meeting. However, if any other matters should properly come before the Special Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote all proxies given to them in accordance with the recommendation of the Board.

The directors of Kraft Foods accept responsibility for the information contained in this Proxy Statement, except that the only responsibility accepted by them in respect of the information contained in this Proxy Statement relating to Cadbury, which has been compiled from published sources, is to ensure that such information is correctly and fairly reproduced and presented. To the best of the knowledge and belief of the directors of Kraft Foods (who have taken all reasonable care to ensure that such is the case), the information contained in this Proxy Statement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of that information.

Each shareholder is urged to return a proxy as soon as possible.

By Order of the Board of Directors

Carol J. Ward

Vice President and Corporate Secretary

                    , 2009

MAP AND DIRECTIONS TO

KRAFT FOODS INC.

SPECIAL MEETING OF STOCKHOLDERS

                    , 2010

a.m. CST

Kraft Foods Inc. Three Lakes Drive Northfield, Illinois 60093	proxy

This proxy is solicited by the Board for use at the Special Meeting on                     , 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Carol J. Ward and Irma Villarreal and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and any postponements or adjournments thereof.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Telephone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if you

marked, signed and returned your proxy card.

   INTERNET – www.eproxy.com/kft
Use the Internet to vote your proxy until 12:00 p.m.
(CST) on                     , 2010.

   PHONE – 1-800-      -
Use a touch-tone telephone to vote your proxy until
12:00 p.m. (CST) on                     , 2010.

    MAIL – Mark, sign and date your proxy card and
return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do
NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board Recommends a Vote FOR Items 1 and 2.

Item 1.	A proposal to approve issuing up to shares of Kraft Foods Inc. Class A common stock in connection with our proposed acquisition of Cadbury plc, including any issuance of shares of Kraft Foods Class A common stock to finance the proposed acquisition.	☐ For	☐ Against	☐ Abstain
Item 2.	A proposal to approve any adjournment of the Special Meeting, including, if necessary, to solicit additional proxies in favor of Item 1 if there are not sufficient votes for Item 1.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

☐ I will attend the Special Meeting.
☐ I will bring a guest to the Special Meeting (one guest allowed).
Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.